Exhibit (a)(1)(C)

UNITEK GLOBAL SERVICES, INC.

AMENDED OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS
AND REPLACEMENT OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN TIME, ON JANUARY 7, 2011,
UNLESS THE OFFER IS EXTENDED.

UniTek Global Services, Inc., a Delaware corporation (“UniTek,” the “Company,” “we,” “us” or “our”), is offering eligible employees and directors of the Company the opportunity to exchange certain outstanding stock options to purchase the Company’s common stock previously granted under the following stock option plans:

(a)	Berliner Communications, Inc. 1999 Securities Plan (the “1999 Plan”);
(b)	UniTek Holdings, Inc. 2007 Equity Incentive Plan (the “2007 Plan”); and
(c)	Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “2009 Plan”).

Such plans will sometimes be hereinafter referred to collectively as the “Stock Plans.”

An outstanding stock option will be considered an “Eligible Option” if it falls within one of the following three “groups” of options:

•	All non-Homerun Portion (as defined below) stock options that were granted under the 2007 Plan and are vested as of December 31, 2010 (“Group 1”);
•	All non-Homerun Portion stock options that are unvested as of December 31, 2010, plus any Homerun Portion stock options, whether vested or unvested, that were granted under the 2007 Plan (“Group 2”); or
•	All vested and unvested stock options granted under the 1999 Plan and 2009 Plan (“Group 3”);

provided, however, that in all instances any such Eligible Option must held by an individual who is, on the expiration of this offer, a current employee or director of UniTek or one of its subsidiaries.

The “Homerun Portion” of a 2007 Plan stock option grant is the 40% portion of each such stock option grant, whether vested or unvested, that becomes exercisable (at its then current exercise price) if and when the Fair Market Value (as defined below) of the Company’s common stock is at least $168.00 per share (as adjusted for the reverse stock splits as described in Question 11 of the “Summary Term Sheet” or otherwise in accordance with the terms of the 2009 Plan).

Each tendered Eligible Option accepted by the Company will be cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3.

In exchange for each tendered Eligible Option in Group 1 and Group 3, the holder will be granted a Replacement Option under the 2009 Plan. The Replacement Option(s) will be granted on the first business day following the Expiration Date (the “Date of Grant”) with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. Except for the exercise price and the Date of Grant all other material terms and provisions (including post-termination exercise periods) of the Eligible Options shall remain unchanged. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on such date as quoted on the applicable stock exchange.

In exchange for the tender of all Eligible Options in Group 2, the holder will receive a grant of Restricted Stock Units under the 2009 Plan. The number of Restricted Stock Units to be granted in such

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exchange will be calculated by multiplying the applicable percentage set forth next to the holder’s name on the attached Schedule III by the aggregate number of shares subject to the holder’s Eligible Options in Group 2. For example, if the sum of the number of shares subject to the holder’s Eligible Options in Group 2 equals 10,000 shares of the Company’s common stock and assuming the percentage set forth next to the holder’s name on Schedule III is 250%, the holder will be entitled to receive a grant of 25,000 Restricted Stock Units.

Restricted Stock Units will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. Restricted Stock Units will vest in accordance with the following schedule: 20% shall vest on the later of the Date of Grant or January 1, 2011, and 20% shall vest on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014; provided that the recipient remains in continuous employment or service with UniTek as of each applicable vesting date. Notwithstanding the above vesting schedule, if a recipient’s employment or service ceases for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, the recipient will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to the recipient’s termination date and any Restricted Stock Units that are unvested as of the recipient’s termination date will be forfeited and the recipient will have no further rights with respect to those unvested Restricted Stock Units. If a recipient is terminated by the Company due to a Just Cause Dismissal, any Restricted Stock Units that have not yet vested as of the recipient’s termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued as of the recipient’s termination date will also be forfeited and the recipient will have no further rights with respect to such Restricted Stock Units (whether vested or unvested).

Notwithstanding the above vesting description, if a recipient is a Management Officer (as defined in Question 5 of the Summary Term Sheet) with an employment agreement which provides that 100% of all unvested equity awards (which includes the Restricted Stock Units) will vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement, the terms of such employment agreement will apply. Accordingly, for the Restricted Stock Units granted to Management Officers, the foregoing vesting description will not apply and instead, the terms of the employment agreement will apply and will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements.

For all recipients of Restricted Stock Units (including Management Officers), if a Change in Control (as defined in the 2009 Plan) occurs while the recipient is in the continuous employment or service of the Company, any Restricted Stock Units that have not yet vested will automatically accelerate and become fully vested as of the date of the Change in Control.

Once the Restricted Stock Units become vested, shares of common stock will be issued to the recipient within 30 days following the applicable vesting date. The issued shares will be freely tradable, subject to applicable securities laws and withholding taxes and the Company’s normal insider trading policies and any other market blackout periods the Company may impose from time to time.

The Company filed a Definitive Information Statement on Schedule 14C on November 18, 2010 to give notice of the approval by the board of directors and the holders of a substantial majority of the Company’s shares of common stock and Series B Preferred Stock (on an as-converted basis with the common stock), voting together as one class, of a reverse stock split of the Company’s common stock at a ratio of one-for-two (the “Planned Reverse Split”), subject only to the consummation of the Company’s registered public offering of shares of its common stock pursuant to its Registration Statement on Form S-1 (Commission File No. 333-168854) (the “Offering”). The Offering was consummated on November 16, 2010. The Planned Reverse Split was effected on December 21, 2010. The Planned Reverse Split is separate from, and in addition to, the Company's one-for-28 reverse stock split, which was effective as of November 9, 2010 (the “Prior Reverse Split”).

In the event of a reverse stock split, the terms of the Stock Plans provide that awards granted under the Stock Plans will be proportionately adjusted by the board the directors. Among other things, this adjustment applies to the number of shares subject to an award and the exercise price of the award. As a result, the

Eligible Options, including the exercise price for each Eligible Option, were adjusted based on the one-for-28 ratio of the Prior Reverse Split and the one-for-two ratio of the Planned Reverse Split. The Offer has no impact on this adjustment and the adjustment to the Eligible Options will occur whether or not you agree to tender your Eligible Options.

In addition to the adjustment to the number of shares and exercise price as set forth in the Stock Plans, the board of directors is permitted under the 2007 Plan to adjust the terms and conditions of outstanding grants to recognize certain unusual and nonrecurring events, such as the Prior Reverse Split and the Planned Reverse Split. Based on this authority, the board of directors has proportionately adjusted the preset stock price exercise target for all outstanding Homerun Portion stock options to reflect the Prior Reverse Split and the Planned Reverse Split, with the latter to be effective upon the effective date of the Planned Reverse Split. As a result, if you do not tender your Eligible Options, the preset stock price exercise target of your Homerun Portion stock options will remain $168.00 per share, subject to further adjustment for future changes to the capitalization of the Company in accordance with the 2007 Plan.

For the purpose of clarity, throughout the Summary Term Sheet and the Offer Document, all references to (i) the number of shares of common stock underlying the Eligible Options and the Replacement Options, (ii) the exercise prices of the Eligible Options and the Replacement Options, (iii) the preset stock price exercise target of the Homerun Portion of the stock options, and (iv) the per-share numbers related to the Restricted Stock Units, are shown on a pro forma basis to reflect the effect of the Prior Reverse Split and give effect to the Planned Reverse Split.

You are not required to accept the Offer, and participation is entirely voluntary. However, if you decide to tender one or more of your Eligible Options, then you must tender all of your Eligible Options.

Subject to satisfaction of the conditions to the Offer, the Company currently intends to accept the tendered Eligible Options on the date this Offer expires (January 7, 2011), unless the Company decides to extend this Offer. Each tendered Eligible Option accepted by the Company pursuant to the Offer will be immediately cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3. If you do not tender your Eligible Options, those options will remain outstanding, and you will continue to hold such options in accordance with their terms. The Company anticipates that it will accept all Eligible Options properly tendered.

The Offer is subject to the conditions described in Section 7 of this Offer Document. The Offer is not conditioned upon the tender of a minimum number of Eligible Options.

As of December 9, 2010, Eligible Options to purchase 633,687 shares of the Company’s common stock were outstanding under the Stock Plans.

Although the Company’s board of directors has approved this Offer, neither the Company nor the board of directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange. The Offer is entirely voluntary, and you must make your own decision whether to participate in the Offer and exchange your Eligible Options, taking into account your own personal circumstances and preferences. You should be aware that the new Date of Grant for each Replacement Option will re-start the two year holding period for the incentive stock option favorable tax treatment. You should also be aware that it is possible that the value of the shares of the Company’s common stock you receive upon vesting of your Restricted Stock Units will be less than the net aggregate value (after taking into account the exercise price) of the larger number of shares you could acquire in the future by exercising your fully vested Eligible Options, if the Company’s stock price increases significantly.

Shares of the Company’s common stock are quoted on the NASDAQ Global Market under the symbol “UNTK.” On December 27, 2010, the closing price of our common stock on the NASDAQ Global Market was $9.97 per share. This price reflects the effect of both the Prior Reverse Split and the Planned Reverse Split. The market price of the Company’s common stock has been subject to high volatility. The Company recommends that you obtain current market quotations for the common stock before deciding whether to participate in the Offer and exchange any of your Eligible Options.

For additional information or assistance, you can send your questions via email to tenderoffer@unitekgs.com or by facsimile to (215) 525-0592, Attn: Kyle Hall. You may also telephone Mr. Hall at (866) 308-3462.

The Company has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO and the Letter of Transmittal, you must not rely upon that representation or information as having been authorized by the Company. In addition, the Company has not authorized any person to make any recommendation on the Company’s behalf as to whether you should tender or refrain from tendering your Eligible Options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by the Company. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or in other materials to which we have referred you.

The Offer Document has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer Document. Any representation to the contrary is a criminal offense.

IMPORTANT INFORMATION

If you wish to tender your Eligible Options for exchange, you must complete and sign the Letter of Transmittal and then mail the signed form and any other required documents to the Company at UniTek Global Services, Inc., 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania 19422 or by facsimile to (215) 525-0592, Attn: Kyle M. Hall or by email to tenderoffer@unitekgs.com. Paper copies of the Letter of Transmittal must be physically received by the Company via mail, email or fax by 11:59 p.m. Eastern Time on the Expiration Date of the Offer, currently expected to be January 7, 2011, unless the Company extends such date.

The Company is not making this Offer to, nor will the Company accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the exchange of Eligible Options for a grant of Restricted Stock Units or a Replacement Option would not be in compliance with the laws of such jurisdiction. However, the Company may, in its discretion, take any actions necessary for it to legally make the Offer in any such jurisdiction.

UNITEK GLOBAL SERVICES, INC.

ANNEX A	CONSOLIDATED SUMMARY FINANCIAL DATA
SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF UNITEK GLOBAL SERVICES, INC.
SCHEDULE II	BENEFICIAL OWNERSHIP TABLE
SCHEDULE III	RESTRICTED STOCK UNITS

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INDEX TO SUMMARY TERM SHEET

Page
1. WHY IS UNITEK MAKING THE OFFER?	1
2. WHAT SECURITIES IS UNITEK OFFERING TO EXCHANGE?	1
3. WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?	2
4. MUST I REMAIN AN EMPLOYEE OF UNITEK TO RECEIVE REPLACEMENT OPTIONS OR RESTRICTED STOCK UNITS?	2
5. WHAT HAPPENS IF AFTER I AM GRANTED REPLACEMENT OPTIONS OR RESTRICTED STOCK UNITS I LEAVE UNITEK OR AM TERMINATED AS AN EMPLOYEE?	2
6. AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?	3
7. MAY I EXCHANGE OPTION GRANTS THAT I HAVE ALREADY EXERCISED?	3
8. I HAVE OPTIONS GRANTED UNDER A STOCK PLAN THAT DOES NOT APPEAR IN THE LIST OF STOCK PLANS ELIGIBLE FOR THE OFFER	3
9. MAY I EXCHANGE PREVIOUSLY ISSUED RESTRICTED STOCK UNITS?	3
10. WHAT IF I DECIDE NOT TO PARTICIPATE IN THE OFFER?	3
11. WHAT EFFECT WILL THE REVERSE STOCK SPLIT HAVE ON MY OUTSTANDING GRANTS?	4
12. HOW MANY SHARES WILL BE SUBJECT TO EACH REPLACEMENT OPTION I RECEIVE IF I PARTICIPATE IN THIS OFFER?	4
13. HOW WILL MY REPLACEMENT OPTIONS VEST?	5
14. WHAT ARE RESTRICTED STOCK UNITS?	5
15. HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS THAT I TENDER AND ARE ACCEPTED AND EXCHANGED IN THE OFFER?	5
16. HOW DID UNITEK DETERMINE THE NUMBER OF SHARES TO BE SUBJECT TO RESTRICTED STOCK UNITS ISSUABLE IN EXCHANGE FOR THE EXCHANGE OF THE ELIGIBLE OPTIONS?	5
17. WHAT ARE THE CONDITIONS TO THE OFFER?	6
18. WHEN WILL THE RESTRICTED STOCK UNITS VEST AND WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND RELATED SHARES OF COMMON STOCK?	6
19. HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?	7
20. WHAT HAPPENS IF UNITEK MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY OR IF YOU ARE INVOLUNTARILY TERMINATED?	7
21. WILL I HAVE TO PAY TAXES IF I TENDER MY ELIGIBLE OPTIONS AND THEY ARE EXCHANGED IN THE OFFER?	8
22. WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?	8
23. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	8
24. HOW AND WHEN DO I TENDER MY OPTIONS?	8
25. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTION GRANTS?	9
26. WHAT DOES UNITEK THINK OF THE OFFER?	9
27. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	9
28. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	9

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to carefully read the remainder of this document and the accompanying Letter of Transmittal (which, together, as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Letter of Transmittal.

1.	WHY IS UNITEK MAKING THE OFFER?

Some of our outstanding options have exercise prices or preset stock price exercise targets that are significantly higher than the price our common stock has been trading at recently. By making this offer, we hope to provide employees with the opportunity to have Replacement Options or Restricted Stock Units that create better incentives for them to remain with us and contribute to the attainment of our business and financial objectives for our stockholders.

2.	WHAT SECURITIES IS UNITEK OFFERING TO EXCHANGE?

We are offering to exchange certain stock options held by eligible employees and directors that are outstanding under the following stock option plans:

•	Berliner Communications, Inc. 1999 Securities Plan (the “1999 Plan”);
•	UniTek Holdings, Inc. 2007 Equity Incentive Plan (the “2007 Plan”); and
•	Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “2009 Plan”).

Such plans will sometimes be hereinafter referred to collectively as the “Stock Plans.”

An outstanding stock option will be considered an “Eligible Option” if it falls within one of the following three “groups” of options:

•	All non-Homerun Portion (as defined below) stock options that were granted under the 2007 Plan and are vested as of December 31, 2010 (“Group 1”);
•	All non-Homerun Portion stock options that are unvested as of December 31, 2010, plus any Homerun Portion stock options, whether vested or unvested, that were granted under the 2007 Plan (“Group 2”); or
•	All vested and unvested stock options granted under the 1999 Plan and 2009 Plan (“Group 3”);

provided, however, that in all instances any such Eligible Option must held by an individual who is, on the expiration of this offer, a current employee or director of UniTek or one of its subsidiaries.

The “Homerun Portion” of a 2007 Plan stock option grant is the 40% portion of each such stock option grant, whether vested or unvested, that becomes exercisable (at its then current exercise price) if and when the Fair Market Value (as defined below) of the Company’s common stock is at least $168.00 per share (as adjusted for the reverse stock splits as described in Question 11 of the “Summary Term Sheet” or otherwise in accordance with the terms of the 2009 Plan).

Each tendered Eligible Option accepted by the Company will be cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3.

In exchange for each tendered Eligible Option in Group 1 and Group 3, the holder will be granted a Replacement Option under the 2009 Plan. The Replacement Option(s) will be granted on the first business day following the Expiration Date (the “Date of Grant”) with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. Except for the exercise price and the

Date of Grant all other material terms and provisions (including post-termination exercise periods) of the Eligible Options shall remain unchanged. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on such date as quoted on the applicable stock exchange.

In exchange for the tender of all Eligible Options in Group 2, the holder will receive a grant of Restricted Stock Units under the 2009 Plan. The number of Restricted Stock Units to be granted in such exchange will be calculated by multiplying the applicable percentage set forth next to the holder’s name on the attached Schedule III by the aggregate number of shares subject to the holder’s Eligible Options in Group 2. For example, if the sum of the number of shares subject to the holder’s Eligible Options equals 10,000 shares of the Company’s common stock and assuming the percentage set forth next to the holder’s name on Schedule III is 250%, the holder will be entitled to receive 25,000 Restricted Stock Units.

A personalized statement that summarizes the Eligible Options you currently hold, including information relating to grant date, the expiration date, the exercise price, the number of shares subject your Eligible Option and the applicable vesting terms will be included with the Letter of Transmittal. If you want to tender your Eligible Options, you must tender all of your Eligible Options in Group 1, Group 2 and Group 3 as set forth in your Letter of Transmittal.

3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

All current employees of UniTek and its subsidiaries and certain members of the board of directors of UniTek who hold Eligible Options and who remain employees or directors of UniTek (or any subsidiary) through the date we accept tendered Eligible Options are eligible to participate in the Offer. (“Eligible Employee(s)” and “Eligible Director(s)”). If you are currently on a personal leave of absence or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave, you will be eligible to participate in the Offer, even if you do not return to active status before the Expiration Date of the Offer. If you are receiving severance or other similar payments from UniTek or any of its subsidiaries, you will not be eligible to participate in this Offer.

4.	MUST I REMAIN AN EMPLOYEE OF UNITEK TO GET REPLACEMENT OPTIONS OR RESTRICTED STOCK UNITS?

Yes. Except for certain members of the board of directors, to be granted a Replacement Option or Restricted Stock Units in exchange for your tendered Eligible Options, you must remain an employee of UniTek or one of our subsidiaries continuously through the date we accept and exchange those tendered Eligible Options. Eligible members of the board of directors must remain in service as a director of UniTek continuously through the date we accept and exchange their tendered Eligible Options. As discussed below, we intend to accept tendered Eligible Options for exchange on the Expiration Date (January 7, 2011), unless we decide to extend this Offer.

If you do not remain an employee of UniTek or its subsidiaries (or in service as a director of UniTek) continuously from the date you tender your Eligible Options through the date we accept and exchange those options, you will not be granted a Replacement Option or Restricted Stock Units, your Eligible Options will remain outstanding in accordance with their terms and you will have the limited period of time specified in the applicable stock option agreement evidencing such Eligible Options in which to exercise those options following your termination of employment or service. Your participation in the Offer will not provide you with any right to remain employed by UniTek or any of its subsidiaries (or in service as a director of UniTek) for any specific period.

5.	WHAT HAPPENS IF AFTER I AM GRANTED REPLACEMENT OPTIONS OR RESTRICTED STOCK UNITS I LEAVE UNITEK OR AM TERMINATED AS AN EMPLOYEE?

If you tender your Eligible Options in Group 2 and your employment or service terminates after the date we accept your tendered Eligible Options and grant the Restricted Stock Units, for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, you will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to your termination date and you will forfeit and have no further rights with respect to the unvested Restricted Stock Units. If your employment or service terminates after the date we accept your tendered Eligible Options and grant the Restricted Stock Units due to termination by the

Company on account of a Just Cause Dismissal, any Restricted Stock Units that have not yet vested as of your termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued will also be forfeited and you will have no further rights with respect to such Restricted Stock Units (whether vested or unvested). The Offer will have no effect on the vesting of your Eligible Options that are exchanged for Replacement Options.

Peter Giacalone, C. Scott Hisey, Ronald J. Lejman, Elizabeth Downey, Daniel Yannantuono, Norman Snell and Kevin McClelland (“Management Officers”) have contractual rights pursuant to the terms of their written employment agreements with the Company which provide that 100% of all unvested equity awards (which include the Restricted Stock Units) shall vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement. Accordingly, for a Management Officer with an employment agreement, the terms of the employment agreement will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements.

This Offer does not change the nature of your employment or service with us, nor does it create any obligation on UniTek to continue your employment or service for any period.

6.	AM I REQUIRED TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

This is an “all or nothing” offer. If you accept this Offer with respect to any Eligible Option, you must tender all of your Eligible Options in Group 1, Group 2 and Group 3. You may not tender only some of your Eligible Options or Eligible Options in one Group but not another, or only a portion of each such Eligible Option. By tendering your Eligible Options, you will automatically be deemed to have tendered all of your Eligible Options for exchange as set forth herein.

The Offer is entirely voluntary and you are not required to participate.

7.	MAY I EXCHANGE OPTION GRANTS THAT I HAVE ALREADY EXERCISED?

No. The Offer only pertains to outstanding Eligible Options, whether vested or unvested, and does not apply in any way to shares of UniTek common stock which you have already purchased, whether upon the exercise of option grants or otherwise.

8.	I HAVE OPTIONS GRANTED UNDER A STOCK PLAN THAT DOES NOT APPEAR IN THE LIST OF STOCK PLANS ELIGIBLE FOR THE OFFER. MAY I TENDER THOSE OPTIONS?

No. Only the Eligible Options may be tendered. All options outstanding under stock plans or arrangements other than the Eligible Options granted under the Stock Plans cannot be exchanged for a grant of Restricted Stock Units or a Replacement Option pursuant to the Offer.

9.	MAY I EXCHANGE PREVIOUSLY ISSUED RESTRICTED STOCK UNITS?

No. The Offer only pertains to outstanding Eligible Options. Any other outstanding equity awards previously issued to you cannot be tendered.

10.	WHAT IF I DECIDE NOT TO PARTICIPATE IN THE OFFER?

This is a voluntary program, and you must personally decide whether or not to exchange your Eligible Options. If you do nothing in response to this Offer, your Eligible Options will not be exchanged, and the existing terms of those options, including the number of purchasable shares, the exercise price payable per share and the term, will remain unchanged by the Offer.

11.	WHAT EFFECT WILL THE REVERSE STOCK SPLITS HAVE ON MY OUTSTANDING GRANTS?

The Company filed a Definitive Information Statement on Schedule 14C on November 18, 2010 to give notice of the approval by the board of directors and the holders of a substantial majority of the Company’s shares of common stock and Series B Preferred Stock (on an as-converted basis with the common stock), voting together as one class, of a reverse stock split of the Company’s common stock at a ratio of one-for-two (the “Planned Reverse Split”), subject only to the consummation of the Company’s registered public offering of shares of its common stock pursuant to its Registration Statement on Form S-1 (Commission File No. 18854) (the “Offering”). The Offering was consummated on November 16, 2010, and the Planned Reverse Split was effected on December 21, 2010. The Planned Reverse Split is separate from, and in addition to, the Company's one-for-28 reverse stock split, which was effective as of November 9, 2010 (the “Prior Reverse Split”).

In the event of a reverse stock split, the terms of the Stock Plans provide that awards granted under the Stock Plans will be proportionately adjusted by the board the directors. Among other things, this adjustment applies to the number of shares subject to an award and the exercise price of the award. As a result, the Eligible Options, including the exercise price for each Eligible Option, were adjusted based on the one-for-28 ratio of the Prior Reverse Split and the one-for-two ratio of the Planned Reverse Split. The Offer has no impact on this adjustment and the adjustment to the Eligible Options will occur whether or not you agree to tender your Eligible Options.

In addition to the adjustment to the number of shares and exercise price as set forth in the Stock Plans, the board of directors is permitted under the 2007 Plan to adjust the terms and conditions of outstanding grants to recognize certain unusual and nonrecurring events, such as the Prior Reverse Split and the Planned Reverse Split. Based on this authority, the board of directors has proportionately adjusted the preset stock price exercise target for all outstanding Homerun Portion stock options to reflect the Prior Reverse Split and the Planned Reverse Split, with the latter to be effective upon the effective date of the Planned Reverse Split. As a result, if you do not tender your Eligible Options, the preset stock price exercise target of your Homerun Portion stock options will remain $168.00 per share, subject to further adjustment for future changes to the capitalization of the Company in accordance with the 2007 Plan.

For the purpose of clarity, throughout the Summary Term Sheet and the Offer Document, all references to (i) the number of shares of common stock underlying the Eligible Options and the Replacement Options, (ii) the exercise prices of the Eligible Options and the Replacement Options, (iii) the preset stock price exercise target of the Homerun Portion of the stock options, and (iv) the per-share numbers related to the Restricted Stock Units, are shown on a pro forma basis to reflect the effect of the Prior Reverse Split and give effect to the Planned Reverse Split.

12.	HOW MANY SHARES WILL BE SUBJECT TO EACH REPLACEMENT OPTION I RECEIVE IF I PARTICIPATE IN THIS OFFER?

Each Replacement Option will be granted with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. Except for the exercise price and the Date of Grant all other material terms and provisions (including post-termination exercise periods) of the Eligible Options shall remain unchanged. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on such date as quoted on the applicable stock exchange.

13.	HOW WILL MY REPLACEMENT OPTIONS VEST?

As discussed in Question 12, each Replacement Option will vest according to the same vesting schedule as is applicable under the Eligible Option it replaces. A personalized statement that summarizes the Eligible Options you currently hold, including information relating to grant date, the expiration date, the exercise price, the number of shares subject your Eligible Option and the applicable vesting terms will be included with the Letter of Transmittal.

14.	WHAT ARE RESTRICTED STOCK UNITS?

Restricted Stock Units will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. Restricted Stock Units will not provide you with any rights as a UniTek stockholder, and accordingly the units will not entitle you to vote, receive actual dividends or receive notices of meetings, proxy statements and other materials provided to UniTek stockholders. You will not have any of those stockholder rights until the shares of UniTek common stock subject to your Restricted Stock Units are issued to you following the vesting of those units. You will not be entitled to receive any dividend equivalents on your Restricted Stock Units.

You will not be required to pay cash for the Restricted Stock Units granted in exchange for your tendered Eligible Options or the shares of UniTek common stock you receive upon the vesting of those units.

15.	HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS IN GROUP 2 THAT I TENDER AND ARE ACCEPTED AND EXCHANGED IN THE OFFER?

The number of Restricted Stock Units subject to your grant will be calculated by multiplying the applicable percentage set forth next to your name on the attached Schedule III by the aggregate number of shares subject to your Eligible Options in Group 2. For example, if the sum of the number of shares subject to the holder’s Eligible Options in Group 2 equals 10,000 shares of the Company’s common stock and assuming the percentage set forth next to the holder’s name on Schedule III is 250%, the holder will be entitled to receive a grant of 25,000 Restricted Stock Units.

16.	HOW DID UNITEK DETERMINE THE NUMBER OF SHARES TO BE SUBJECT TO RESTRICTED STOCK UNITS ISSUABLE IN EXCHANGE FOR THE ELIGIBLE OPTIONS IN GROUP 2?

Our primary objective in determining the number of Restricted Stock Units to be granted to Eligible Employees and Eligible Directors in exchange for their Eligible Options in Group 2 was to be consistent with our overall purpose of the Offer -- namely to attempt to provide such individuals with Restricted Stock Units that would incentivize them to remain with us and contribute to attaining our business and financial objectives for our stockholders better than the Eligible Options they presently hold, since these Eligible Options have exercise prices or present stock price exercise targets that are significantly higher than the recent trading price of UniTek’s common stock and therefore create minimal incentive. Central to this attempt was our recognition that the offer of Restricted Stock Units in exchange for Eligible Options in Group 2 was largely an attempt to redesign UniTek’s equity incentive plan for our executive officers, because the Section 16 Officers holding such Eligible Options account for approximately 82% of such Eligible Options and a corresponding 83% of the Restricted Stock Units being offered in exchange for the Eligible Options in Group 2.

In evaluating and structuring the Offer, the primary factors we took into consideration are described below. The first three factors are quantitative in nature, and the fourth is qualitative and was a subjective but important determinant in the number of Restricted Stock Units to be granted to Eligible Employees and Eligible Directors in exchange for their Eligible Options in Group 2 in order to satisfy to purpose of the Offer described in the preceding paragraph. The four factors are:

•	The increased value and complexity of the Company on a combined basis following the merger with Berliner Communications, Inc. In our view, following this merger our executive officers and other key employees and directors holding Eligible Options in Group 2 took on management and leadership duties and responsibilities for a much larger, publicly-traded enterprise (including a new wireless business division) as compared to their responsibilities prior to the merger. In light of this consideration, the Company determined the existing holdings of such Eligible Options were insufficient in number and value to serve as effective incentive compensation for our executive officers and other key employees and directors.

•	The economic value of the grant of Restricted Stock Units in exchange for the Eligible Options in Group 2. We attempted to structure the Offer so that the economic value of the Restricted Stock Units offered to each Eligible Employee and Eligible Director would be one that we considered appropriate, particularly in light of the assessment of the individual’s contribution, as discussed below, and the overall purpose of the Offer.
•	The number of Eligible Options in Group 2 held by each Eligible Employee and Eligible Director. With respect to this factor, we considered the percentage adjustment to the number of existing awards held by each Eligible Employee and Eligible Director that would be necessary to result in the number of RSUs that we believed to be appropriate for such individual, in light of the size, timing and structure of existing awards held by such Eligible Employee or Eligible Director and the overall purpose of the Offer.
•	Our assessment of the role of each Eligible Employee or Eligible Director at UniTek. Specifically, we considered each individual’s contribution to UniTek as a larger enterprise. In considering such contribution, we took into account, among other things, job responsibilities (for example, the extent of their managerial roles and customer and revenue responsibility) and general overall compensation objectives, both with respect to the individual and the Company as a whole. This subjective factor was particularly important in determining the overall number of Restricted Stock Units offered to each Eligible Employee.

To a lesser extent, we considered the financial, tax and accounting impact of the Offer.

17.	WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions relating to both UniTek and to the economy and political events in general, including the conditions described below in Section 7 of this Offer document. The Offer is not conditioned upon the tender of a minimum number of Eligible Options or any minimum number of participating option holders.

18.	WHEN WILL THE RESTRICTED STOCK UNITS VEST AND WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND RELATED SHARES OF COMMON STOCK?

In exchange for the tender of all Eligible Options in Group 2, you will receive a grant of Restricted Stock Units on the business day immediately following the Expiration Date (January 7, 2011). We currently intend to accept tendered Eligible Options on the Expiration Date, unless we decide to extend this Offer. Your Restricted Stock Unit grant will be evidenced by a Phantom Share Award Agreement which will be sent to you shortly after the Expiration Date.

Restricted Stock Units and Replacement Options granted to Canadian employees will be subject to certain additional terms. As a result, an alternative form of Phantom Share Award Agreement and Stock Option Agreement will be utilized for the Restricted Stock Units and Replacement Options granted to our Canadian employees.

Restricted Stock Units will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. Restricted Stock Units will vest in accordance with the following schedule: 20% shall vest on the later of the Date of Grant or January 1, 2011, and 20% shall vest on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014; provided that the recipient remains in continuous employment or service with UniTek as of each applicable vesting date. Notwithstanding the above vesting schedule, if your employment or service ceases for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, you will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to your termination date and any Restricted Stock Units that are unvested as of the your termination date will be forfeited and you will have no further rights with respect to those unvested Restricted Stock Units. If you are terminated by the Company due to a Just Cause Dismissal, any Restricted Stock Units that have not yet vested as of your termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued as of your termination date will also be forfeited and you will have no further rights with respect to such Restricted Stock Units (whether vested or unvested).

Notwithstanding the above vesting description, Management Officers have contractual rights pursuant to the terms of their written employment agreements with the Company which provide that 100% of all unvested equity awards (which include the Restricted Stock Units) shall vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement. Accordingly, for a Management Officer with an employment agreement, the terms of the employment agreement will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements.

For all recipients of Restricted Stock Units, if a Change in Control (as defined in the 2009 Plan) occurs while the recipient is in the continuous employment or service of the Company, any Restricted Stock Units that have not yet vested will automatically accelerate and become fully vested as of the date of the Change in Control.

Once the Restricted Stock Units become vested, shares of common stock underlying a recipient’s vested Restricted Stock Units will be issued to him or her within 30 days following the applicable vesting date. The issued shares will be freely tradable, subject to applicable securities laws and withholding taxes and the Company’s normal insider trading policies and any other market blackout periods the Company may impose from time to time.

19.	HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

If you are currently an Eligible Employee on an approved leave of absence, you may still participate in the Offer. However, vesting may, in accordance with our employment and leave of absence policies in effect at the time, be suspended during any period you remain on an unpaid leave. Restricted Stock Units or Replacement Options will be granted to you even if you are on an approved leave of absence at that time, but the vesting of those units may be suspended in accordance with our employment and leave of absence policies.

20.	WHAT HAPPENS IF UNITEK MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY OR IF I AM INVOLUNTARILY TERMINATED?

If we merge into or are acquired by another company before the expiration of the Offer, you may withdraw your tendered Eligible Options, and you will have all the rights afforded to you to acquire our common stock under the existing agreements for those options.

If we are acquired by another company pursuant to a Change in Control (as defined in the 2009 Plan) while you are employed or providing service to the Company and before your Restricted Stock Units vest, vesting will automatically accelerate and any unvested Restricted Stock Units will become fully vested as of the date of the Change in Control and shares will be issued with respect to such vested Restricted Stock Units within 30 days of such Change in Control date.

If your employment or service terminates for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, you will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to your termination date and any Restricted Stock Units that are unvested as of the your termination date will be forfeited and you will have no further rights with respect to those unvested Restricted Stock Units. If you are terminated by the Company due to a Just Cause Dismissal, any Restricted Stock Units that have not yet vested as of your termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued as of your termination date will also be forfeited and you will have no further rights with respect to such Restricted Stock Units (whether vested or unvested). Shares will be issued with respect to such vested Restricted Stock Units within 30 days of your termination date.

Notwithstanding the above vesting description, Management Officers have contractual rights pursuant to the terms of their written employment agreements with the Company which provide that 100% of all unvested equity awards (which include the Restricted Stock Units) shall vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement. Accordingly, for a Management Officer with an employment agreement, the terms of the employment agreement will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements.

The Offer will have no effect on the vesting of your Eligible Options that are exchanged for Replacement Options.

21.	WILL I HAVE TO PAY TAXES IF I TENDER MY ELIGIBLE OPTIONS AND THEY ARE EXCHANGED IN THE OFFER?

If you tender your Eligible Options so that they are exchanged pursuant to the Offer, you will not, under current U.S. tax law, recognize any taxable income for U.S. federal income tax purposes, either at the time of the tender or exchange of your Eligible Options.

The grant of each Replacement Option in exchange for the tendered Eligible Option in Group 1 or Group 3 it replaces will not be a taxable event under current U.S. law. Each Replacement Option will be subject to taxation upon exercise, in the same manner as the Eligible Option it replaces.

The grant of Restricted Stock Units in exchange for the tender of all your Eligible Options in Group 2 will also not be a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time those units are granted. Instead, as your Restricted Stock Units vest and the related shares of common stock are issued to you, you will recognize ordinary income in an amount equal to the then fair market value of those shares, and we must collect all applicable withholding taxes.

If you are a Canadian employee, you should review the summary of the material Canadian tax consequences of participating in the Offer that are described in Section 14 of the Offer.

22.	WILL MY REPLACEMENT OPTIONS BE INCENTIVE STOCK OPTIONS OR NONQUALIFIED STOCK OPTIONS?

Yes, each Replacement Option will be an incentive stock option to the extent it qualifies as an incentive stock option pursuant to the requirements of Section 422 of the Code but the new Date of Grant for each Replacement Option will re-start the two year holding period for the incentive stock option favorable tax treatment. See Section 14 for a discussion of the tax treatment of both incentive stock options and non-statutory stock options.

23.	WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer expires on January 7, 2011, at 11:59 p.m., Eastern Time, unless it is extended by us.

Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration date of the Offer.

24.	HOW AND WHEN DO I TENDER MY OPTIONS?

If you decide to tender your Eligible Options, you must timely submit an election to participate by completing and dating a paper copy of the Letter of Transmittal and mailing it to UniTek Global Services, Inc., 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania 19422, Attn.: Kyle M. Hall. You may also email the Letter of Transmittal to tenderoffer@unitekgs.com or fax it to (215) 525-0592, Attn: Kyle M. Hall. If you send your Letter of Transmittal via mail, the form must be physically received by us before the expiration of the Offer.

If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your Eligible Options for exchange, and you will not receive a grant of Restricted Stock Units or a Replacement Option, as applicable.

We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn.

25.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTION GRANTS?

You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time on January 7, 2011. If the Offer is extended by us beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. You may withdraw your election by delivering to us a revised form or a facsimile thereof or email, with the required information while you still have the right to withdraw the tendered Eligible Options. Once you have withdrawn your Eligible Options, you can only re-submit those options for exchange pursuant to the Offer by submitting another Letter of Transmittal with the required information in accordance with the procedures described in the Offer Document and the Letter of Transmittal prior to the expiration of the Offer.

26.	WHAT DOES UNITEK THINK OF THE OFFER?

Although our board of directors has approved the Offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for exchange or what the price of our common stock will be in the future. You must make your own decision whether to tender your Eligible Options by taking into account your own personal circumstances and preferences.

27.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is December 9, 2010.

The Offer expires at 11:59 p.m., Eastern Time, on January 7, 2011 (unless we extend it).

The Restricted Stock Units or Replacement Options will be granted on the next business day following the Expiration Date (January 7, 2011), unless we extend it. Upon such acceptance, each tendered Eligible Option accepted by the Company will be cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3.

28.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you can send your questions via email to tenderoffer@uniteksgs.com or by facsimile to (215) 525-0592, Attn: Kyle M. Hall. You may also telephone Mr. Hall at (866) 308-3462.

CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

Participation in this Offer involves a number of potential risks including those described below. In addition, the risk factors set forth in our Annual Report on Form 10-K, highlight the material risks of holding our common stock. You should carefully consider these risks and are encouraged to speak with an investment, tax or legal advisor as necessary before deciding to participate in this Offer.

If you elect to participate in this Offer and you have Eligible Options in Group 2, the number of shares of common stock underlying the Restricted Stock Units you receive in exchange for the tender of all Eligible Options in Group 2 may be fewer than the number of shares of common stock you would receive upon exercise of the Eligible Options in Group 2 you exchange.

The number of Restricted Stock Units subject to a Restricted Stock Unit grant will be calculated by multiplying the applicable percentage set forth next to your name on the attached Schedule III by the aggregate number of shares subject to your Eligible Options in Group 2 and is not based on a one-to-one exchange.

If our stock price increases significantly after the date that your tendered Eligible Options are canceled, the Restricted Stock Units subject to your grant in this Offer may be worth less than the Eligible Options you exchange.

It is possible that, over time, the Eligible Options you currently hold would have a greater value than the Restricted Stock Units subject to your grant in this Offer. In other words, if you tender your Eligible Options in Group 2 for exchange and cancellation, and the price of our common stock increases significantly above the exercise price of your Eligible Options during the term of such Eligible Options, the value of the fewer

Restricted Stock Units subject to your grant in exchange for your tendered Eligible Options may be less than the value of the common stock you would have received upon exercise of your Eligible Options. Therefore, we cannot guarantee that the value of the Restricted Stock Units subject to your grant will be higher than what you would receive if you do not exchange your Eligible Options.

Your Replacement Option will be subject to a new two year holding period for purposes of the requirements to qualify as an incentive stock option.

If you sell the shares acquired upon exercise of your Replacement Option within the two years from the Date of Grant or the one year period from the date the Replacement Option is exercised, it will constitute a disqualifying disposition and you will recognize ordinary compensation income equal to the difference between the exercise price paid for the shares of the fair market value of the shares on the date of exercise. If you satisfy these holding period requirements you will pay long-term capital gain taxes on the sale of the shares equal to the difference between the exercise price paid for the shares and the amount received upon the sale of the shares. The holding period applicable to your Eligible Option to qualify as an incentive stock option pursuant to the requirements of Section 422 of the Code will restart and commence on the Date of Grant, whether or not you previously have held such Eligible Option for two years. Therefore, you must hold your Replacement Option for two years from the Date of Grant to qualify for the favorable tax treatment as an incentive stock option.

If you elect to participate in the Offer, you should consider the tax consequences.

See Section 14, “Material Income Tax Consequences,” below for more information about the tax impacts of the Offer. In Canada, the exchange of Eligible Options for Restricted Stock Units will be a taxable event and the tax consequences of an exchange of Eligible Options for Replacement Options are not clear. If you are a Canadian employee, you should review the summary of the material Canadian tax consequences of participating in the Offer that are described in Section 14 of the Offer. All option holders should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

THE OFFER

1.	ELIGIBLE EMPLOYEES AND DIRECTORS; ELIGIBLE OPTIONS; REPLACEMENT OPTIONS; RESTRICTED STOCK UNITS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer, we will accept all Eligible Options that are properly submitted to us in accordance with Section 4 of this document and not otherwise validly withdrawn, pursuant to the procedures set forth in Section 5 of this document, before the Expiration Date (as defined below) and grant in exchange Replacement Options or Restricted Stock Units.

Eligible Options.  Eligible Options are certain outstanding stock options to purchase the Company’s common stock previously granted under the three stock plans. The stock plans (collectively, the “Stock Plans”) under which the Eligible Options have been granted are limited to the following three plans:

•	Berliner Communications, Inc. 1999 Securities Plan (the “1999 Plan”);
•	UniTek Holdings, Inc. 2007 Equity Incentive Plan (the “2007 Plan”); and
•	Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “2009 Plan”).

An outstanding stock option will be considered an “Eligible Option” if it falls within one of the following three “groups” of options:

•	All non-Homerun Portion (as defined below) stock options that were granted under the 2007 Plan and are vested as of December 31, 2010 (“Group 1”);
•	All non-Homerun Portion stock options that are unvested as of December 31, 2010, plus any Homerun Portion stock options, whether vested or unvested, that were granted under the 2007 Plan (“Group 2”); or
•	All vested and unvested stock options granted under the 1999 Plan and 2009 Plan (“Group 3”);

provided, however, that in all instances any such Eligible Option must held by an individual who is, on the expiration of this offer, a current employee or director of UniTek or one of its subsidiaries.

The “Homerun Portion” of a 2007 Plan stock option grant is the 40% portion of each such stock option grant, whether vested or unvested, that becomes exercisable (at its then current exercise price) if and when the Fair Market Value (as defined below) of the Company’s common stock is at least $168.00 per share (as adjusted for the reverse stock splits as described in Question 11 of the “Summary Term Sheet” or otherwise in accordance with the terms of the 2009 Plan). The “Fair Market Value” per share of the Company’s common stock on any date means the closing selling price per share of the Company’s common stock on such date as quoted on the applicable stock exchange.

Each tendered Eligible Option accepted by the Company will be cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3.

Eligible Employees and Eligible Directors

Eligible employees and directors, for purposes of the Offer, will be limited to the current employees or certain members of the board of directors of UniTek and/or its subsidiaries who hold Eligible Options and who remain employees or directors of UniTek (or any subsidiary) through the date we accept tendered Eligible Options (“Eligible Employee(s)” and “Eligible Director(s)”). If you are currently on a personal leave of absence or if you are on a medical, maternity, worker’s compensation, military or other statutorily protected leave, you will be eligible to participate in the Offer, even if you do not return to active status before the Expiration Date of the Offer. If you are receiving severance or other similar payments from UniTek or any of its subsidiaries, you will not be eligible to participate in this Offer.

If you are an Eligible Employee, a personalized statement that summarizes the Eligible Options you currently hold, including information relating to grant date, the expiration date, the exercise price, the number of shares subject your Eligible Option and the applicable vesting terms will be included with the Letter of Transmittal that we send to you. If you are an Eligible Employee or Eligible Director but do not remain in the employ or service of UniTek or one of its subsidiaries from the date you tender your Eligible Options for exchange through the date we accept and exchange those options, you will not be granted any Replacement Options or Restricted Stock Units, and your tendered Eligible Options will not be exchanged. You will then have the limited period of time specified in the applicable stock option agreements in which to exercise those options following your termination date. This result will occur regardless of the reason your employment or service may terminate, whether through voluntary resignation or involuntary termination, including termination by reason of a reduction in force, death or disability.

Neither the Offer nor your acceptance of the Offer with respect to your Eligible Options will change the nature of your employment or service with UniTek or its subsidiaries and will not create any obligation for UniTek or any subsidiary to continue your employment or service for any period. United States employees are generally considered employed “at-will” and either you or UniTek (or any subsidiary) may terminate your employment at any time, for any reason, with or without cause. Individuals employed outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

Restricted Stock Units

In exchange for the tender of all Eligible Options in Group 2, the holder will receive a grant of Restricted Stock Units under the 2009 Plan. Restricted Stock Units will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. Restricted Stock Units will vest in accordance with the following schedule: 20% shall vest on the later of the Date of Grant or January 1, 2011, and 20% shall vest on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014; provided that the recipient remains in continuous employment or service with UniTek as of each applicable vesting date. Notwithstanding the above vesting schedule, if a recipient’s employment or service ceases for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, the recipient will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to the recipient’s termination date and any Restricted Stock Units that are unvested as of the recipient’s termination date will be forfeited and the recipient will have no further rights with respect to those unvested Restricted Stock Units. If a recipient is terminated by the Company due to a Just Cause Dismissal, any Restricted Stock Units that have not yet vested as of the recipient’s termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued as of the recipient’s termination date will also be forfeited and the recipient will have no further rights with respect to such Restricted Stock Units (whether vested or unvested).

Notwithstanding the above vesting description, if a recipient is a Management Officer (as defined below) with an employment agreement which provides that 100% of all unvested equity awards (which would include the Restricted Stock Units) will vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement, then the foregoing vesting description will not apply and instead, the terms of the employment agreement will apply and will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements.

For all recipients of Restricted Stock Units, if a Change in Control (as defined in the 2009 Plan) occurs while the recipient is in the continuous employment or service of the Company, any Restricted Stock Units that have not yet vested will automatically accelerate and become fully vested as of the date of the Change in Control.

Once the Restricted Stock Units become vested, shares of common stock underlying the recipient’s vested Restricted Stock Units will be issued to him or her within 30 days following the applicable vesting date. The issued shares will be freely tradable, subject to (i) applicable securities laws, (ii) withholding taxes and (iii) the Company’s normal insider trading policies and any other market blackout periods the Company may impose from time to time. The Restricted Stock Units will be subject to a Phantom Share Award Agreement which each option holder tendering Eligible Options in Group 2 must sign.

The number of Restricted Stock Units subject to a Restricted Stock Unit grant will be calculated by multiplying the applicable percentage set forth next to the holder’s name on the attached Schedule III by the aggregate number of shares subject to the holder’s Eligible Options in Group 2. For example, if the sum of the number of shares subject to the holder’s Eligible Options in Group 2 equals 10,000 shares of the Company’s common stock and assuming the percentage set forth next to the holder’s name on Schedule III is 250%, the holder will be entitled to receive a grant of 25,000 Restricted Stock Units.

Our primary objective in determining the number of Restricted Stock Units to be granted to Eligible Employees and Eligible Directors in exchange for their Eligible Options in Group 2 was to be consistent with our overall purpose of the Offer -- namely to attempt to provide such individuals with Restricted Stock Units that would incentivize them to remain with us and contribute to attaining our business and financial objectives for our stockholders better than the Eligible Options they presently hold, since these Eligible Options have exercise prices or present stock price exercise targets that are significantly higher than the recent trading price of UniTek’s common stock and therefore create minimal incentive. Central to this attempt was our recognition that the offer of Restricted Stock Units in exchange for Eligible Options in Group 2 was largely an attempt to redesign UniTek’s equity incentive plan for our executive officers, because the Section 16 Officers holding such Eligible Options account for approximately 82% of such Eligible Options and a corresponding 83% of the Restricted Stock Units being offered in exchange for the Eligible Options in Group 2.

In evaluating and structuring the Offer, the primary factors we took into consideration are described below. The first three factors are quantitative in nature, and the fourth is qualitative and was a subjective but important determinant in the number of Restricted Stock Units to be granted to Eligible Employees and Eligible Directors in exchange for their Eligible Options in Group 2 in order to satisfy to purpose of the Offer described in the preceding paragraph. The four factors are:

•	The increased value and complexity of the Company on a combined basis following the merger with Berliner Communications, Inc. In our view, following this merger our executive officers and other key employees and directors holding Eligible Options in Group 2 took on management and leadership duties and responsibilities for a much larger, publicly-traded enterprise (including a new wireless business division) as compared to their responsibilities prior to the merger. In light of this consideration, the Company determined the existing holdings of such Eligible Options were insufficient in number and value to serve as effective incentive compensation for our executive officers and other key employees and directors.
•	The economic value of the grant of Restricted Stock Units in exchange for the Eligible Options in Group 2. We attempted to structure the Offer so that the economic value of the Restricted Stock Units offered to each Eligible Employee and Eligible Director would be one that we considered appropriate, particularly in light of the assessment of the individual’s contribution, as discussed below, and the overall purpose of the Offer.
•	The number of Eligible Options in Group 2 held by each Eligible Employee and Eligible Director. With respect to this factor, we considered the percentage adjustment to the number of existing awards held by each Eligible Employee and Eligible Director that would be necessary to result in the number of RSUs that we believed to be appropriate for such individual, in light of the size, timing and structure of existing awards held by such Eligible Employee or Eligible Director and the overall purpose of the Offer.
•	Our assessment of the role of each Eligible Employee or Eligible Director at UniTek. Specifically, we considered each individual’s contribution to UniTek as a larger enterprise. In considering such contribution, we took into account, among other things, job responsibilities (for example, the extent of their managerial roles and customer and revenue responsibility) and general overall compensation objectives, both with respect to the individual and the Company as a whole. This subjective factor was particularly important in determining the overall number of Restricted Stock Units offered to each Eligible Employee.

To a lesser extent, we considered the financial, tax and accounting impact of the Offer.

The number of Restricted Stock Units subject to a Restricted Stock Unit grant will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the commencement of the Offer. For the purpose of clarity, throughout the Summary Term Sheet and the Offer Document, all references to (i) the number of shares of common stock underlying the Eligible Options and the Replacement Options, (ii) the exercise prices of the Eligible Options and the Replacement Options, (iii) the preset stock price exercise target of the Homerun Portion stock options, and (iv) the per-share numbers related to the Restricted Stock Units, are shown on a pro forma basis to reflect the Prior Reverse Split and to give effect to the Planned Reverse Split, which was effected on December 21, 2010.

You will not be required to pay cash for the Restricted Stock Units or the shares of common stock you receive upon vesting of those units. However, as further discussed below in Section 14, if you are subject to taxation in the U.S., you will recognize ordinary income upon vesting of the Restricted Stock Units, and we must collect the applicable withholding taxes from you.

Management Officers’ Employment Agreements

Peter Giacalone, C. Scott Hisey, Ronald J. Lejman, Elizabeth Downey, Daniel Yannantuono, Norman Snell and Kevin McClelland (“Management Officers”) have contractual rights pursuant to the terms of their written employment agreements with the Company which provide that 100% of all unvested equity awards (which includes the Restricted Stock Units) shall vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement. Accordingly, for a Management Officer with an employment agreement, the terms of the employment agreement will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements. For purposes of the employment agreements, Cause is not defined as broadly as Just Cause Dismissal and generally includes one or more of the following events:

•	The employee has (A) committed willful misconduct, gross insubordination, and/or gross negligence in the performance of his or her duties to the Company, (B) willfully disregarded the Company’s code of conduct, the employee’s manual or any reasonable and lawful policies applicable to all of its senior management or (C) willfully failed to comply with the reasonable and lawful directives of the board of directors, and, in each case, such action, inaction or failure has had, or could reasonably be expected to have, a materially detrimental effect on the Company as determined in good faith by the board of directors; or
•	The employee has breached any material term or provision of the employment agreement or any other written agreement between the employee and the Company, which is not cured by the employee within 10 business days after receipt of written notice; or
•	The board of directors has determined in good faith, after conducting an investigation, that the employee has committed an act of fraud or theft against the Company or any wrongful act or omission intended to result in the personal enrichment of the employee (or dependents) or of the employee’s duty of loyalty to the Company at the expense, directly or indirectly, of the Company, and such act or omission was not disclosed to and approved by the board of directors prior to taking such act or omission; or
•	The employee has been convicted, or entered into a plea of nolo contendere, of any felony or other offense involving fraud or moral turpitude, or convicted, or entered into a plea of nolo contendere, of any other offense that will, in the good faith opinion of the board of directors, adversely affect the Company’s prospects or reputation or the employee’s ability to perform their obligations or duties to the Company.

Good Reason generally means the occurrence of one or more of the following events, subject to the Company’s right to cure the circumstances within 20 business days of the receipt of written notice of such resignation:

•	Assignment to employee of any duties inconsistent, in the aggregate, in any material respect to the duties set forth in their employment agreement;
•	A reduction in the employee’s base salary, other than a reduction of base salary of all the Company’s senior management due to poor financial performance; or
•	Any material breach by the Company of the employment agreement.

Replacement Options

In exchange for each tendered Eligible Option in Group 1 and Group 3, the holder will be granted a Replacement Option under the 2009 Plan. The Replacement Option will be granted on the first business day following the Expiration Date (the “Date of Grant”) with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. Except for the exercise price and the Date of Grant all other material terms and provisions (including post-termination exercise periods) of the Eligible Options shall remain unchanged. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on such date as quoted on the applicable stock exchange.

Expiration Date

The term “Expiration Date” means 11:59 p.m., Eastern Time, on January 7, 2011, unless we extend the period of time during which the Offer will remain open. In that event, the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

2.	PURPOSE OF THE OFFER.

We grant options under our various stock incentive plans, including the Stock Plans, to provide our employees with an opportunity to acquire or increase their ownership interest in UniTek, thereby creating a stronger incentive for them to continue their employment or service with us and to contribute to the attainment of our business and financial objectives and the creation of additional value for our stockholders.

However, a number of our outstanding option grants have exercise prices or a preset stock price exercise target that are significantly higher than the current market price of our common stock and we believe such option grants may not effectively retain and motivate our employees. By making an offer to exchange those outstanding option grants for Restricted Stock Units or Replacement Options, we intend to create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives for our stockholders.

Based on the foregoing factors, we believe that the Offer will help to retain employees and create a greater sense of ownership and thereby contribute to the attainment of our business and financial objectives and the creation of additional value for our stockholders.

In deciding whether or not to accept the Offer, you should be aware that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant equity in the ordinary course of business to current and new employees. Our employees, including our executive officers, from time to time acquire or dispose of our securities.

Subject to the foregoing, and except as otherwise disclosed in future filings we may make with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy or our indebtedness or capitalization;

(d) any other material change in our corporate structure or business;

(e) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(f) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(g) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(h) the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in the ordinary course or pursuant to existing options or other rights;

(i) except for the amendment to our amended and restated certificate of incorporation to effect the Planned Reverse Split, as described in the Definitive Information Statement on Schedule 14C filed with the SEC on November 18, 2010, any change in our articles of incorporation or bylaws; or

(j) any actions which may impede the acquisition of control of us by any person.

3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED.

If you choose not to tender your Eligible Options, those options will remain outstanding, and you will continue to hold such options in accordance with their terms.

4.	PROCEDURES FOR EXCHANGING OPTIONS.

Proper Tender.  To validly tender your Eligible Options pursuant to the Offer, you must properly complete, sign, date and submit the Letter of Transmittal and mail it to UniTek Global Services, Inc., 1777 Gwynedd Hall, Suite 302, Parkway West, Blue Bell, Pennsylvania 19422, Attn.: Kyle M. Hall. If you prefer, you may fax the completed Letter of Transmittal to (215) 525-0592 or email the Letter of Transmittal to tenderoffer@unitekgs.com, Attn: Kyle M. Hall. If you send your Letter of Transmittal via mail, the form must be physically received by us before the expiration of the Offer.

You will be sent your Letter of Transmittal at the commencement of the Offer. You may obtain a duplicate copy of your Letter of Transmittal by contacting Kyle M. Hall at (866) 308-3462 or emailing your request to tenderoffer@unitekgs.com.

We will not accept delivery of any Letter of Transmittal after the Expiration Date of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept any of your Eligible Options for exchange, and you will not be granted any Restricted Stock Units or Replacement Options, as applicable. If you mail or fax your election, you should keep a copy of your form, together with proof of timely submission.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTER OF TRANSMITTALS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender and all questions as to the number of shares subject to each tendered Eligible Option, the exercise price per share in effect under that option and the resulting number of shares of our common stock to be subject to the Restricted Stock Units or Replacement Options granted in exchange for your Eligible Options. Our determinations with respect to such matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, are not in appropriate form or are unlawful to accept. Otherwise, subject to our rights to extend, terminate and amend the Offer, we intend to accept all properly and timely tendered Eligible Options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Letter of Transmittal with respect to any particular options or any particular option holder. No Letter of Transmittal will be deemed to have been properly submitted until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Letter of Transmittal, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your tender of Eligible Options pursuant to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your tendered Eligible Options will constitute a binding commitment by us to grant Restricted Stock Units or Replacement Options in exchange for your Eligible Options, upon the terms and subject to the conditions of the Offer.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5. If your employment or service with us or our subsidiaries terminates prior to the Expiration Date of the Offer, your tendered Eligible Options will automatically be withdrawn. You may exercise those withdrawn options only during the limited period for which those options remain exercisable following your termination date.

You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time, on January 7, 2011. If the Offer is extended by us beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of the Offer.

To validly withdraw your tendered Eligible Options, you must deliver to us via mail at 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania 19422, Attn.: Kyle M. Hall (or via fax at (215) 525-0592 or by email to tenderoffer@unitekgs.com) a properly completed and executed Letter of Transmittal with the required information, while you still have the right to withdraw the tendered Eligible Options. Any Letter of Transmittal sent to us by mail, email or fax must be received no later than the Expiration Date of the Offer.

If you want to withdraw options you previously tendered, you must withdraw all of your Eligible Options, and you will not receive Restricted Stock Units or Replacement Options, as applicable, for any of your Eligible Options.

If you withdraw your Eligible Options, you can only re-tender those options pursuant to the Offer by submitting a new Letter of Transmittal before the Expiration Date in accordance with the procedures described in Section 4.

Neither UniTek nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of each withdrawal notice. Our determination with respect to such matters will be final and binding.

6.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF REPLACEMENT OPTIONS OR RESTRICTED STOCK UNITS.

You are not required to accept the Offer. However, should you choose to tender any Eligible Option for exchange, you must tender all of your Eligible Options.

Subject to the terms and conditions of this Offer and our rights to extend, terminate and amend the Offer, we currently expect to accept, on the Expiration Date of the Offer, all properly tendered Eligible Options that are not validly withdrawn. When we accept your tendered Eligible Options, each tendered Eligible Option will be cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3.

Immediately upon our acceptance of the tendered Eligible Options, we will exchange those options and promptly send an email notice to you confirming our acceptance or your tendered Eligible Options. Restricted Stock Units and Replacement Options will be granted to you as applicable on the next business day following the Expiration Date. Shortly after the Restricted Stock Units and Replacement Options are granted, we will send each recipient a Phantom Share Award Agreement or Stock Option Agreement (as applicable) evidencing their grant of Restricted Stock Units or grant(s) of Replacement Options.

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered to us for exchange, and we may terminate or amend the Offer or postpone our acceptance and exchange of any options tendered to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after December 9, 2010, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred and, in our judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and exchange of the options tendered to us or the grant of the Restricted Stock Units or the Replacement Options in exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered Eligible Options pursuant to the Offer, the grant of Restricted Stock Units, Replacement Options or the underlying shares of UniTek common stock, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of UniTek or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance of, or grant of Restricted Stock Units or Replacement Options in exchange for, some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or grant Restricted Stock Units or Replacement Options in exchange for, some or all of the tendered Eligible Options;

(3) materially impair the benefits we hope to receive as a result of the Offer; or

(4) materially and adversely affect the business, condition (financial or other), operating results, operations or prospects of UniTek or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition

(financial or other), operating results, operations or prospects of UniTek or our subsidiaries or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(7) any decline in either the Dow Jones Industrial Average, the NASDAQ Global Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 9, 2010;

(d) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer which would be in excess of the any compensation expenses which we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 9, 2010;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 9, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of those rights will not be deemed a waiver of any such rights. The waiver of any of those rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for options, including Eligible Options, granted under our Stock Plans.

Beginning on November 11, 2010, as part of the closing the Offering, UniTek common stock commenced quotation on the NASDAQ Global Market under the symbol “UNTK.” Prior to that time, our common stock was traded on the OTCBB. On July 6, 2010, our trading symbol on the OTCBB was changed from

“BERL.OB” to “UGLB.OB” as part of our name change from Berliner Communications, Inc. to UniTek Global Services, Inc. at that time. Prior to September 16, 2005, our stock was traded on the OTCBB under the symbol “NVNW.OB.”

The following table shows the high and low selling prices per share of our common stock as reported by the NASDAQ Global Market and the OTCBB, as applicable, for the quarterly periods indicated. For the periods prior to November 11, 2010, prices do not reflect our one-for-28 reverse stock split or our one-for-two reverse stock split. Prior to November 11, 2010, prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions:

Quarter Ended	Low	High
December 31, 2010 (November 11, 2010 through December 27, 2010)	$8.48	$10.52
December 31, 2010 (October 3, 2010 through November 10, 2010)	$1.14	$1.15
October 2, 2010	$0.05	$1.40
July 3, 2010	$1.00	$1.45
April 3, 2010	$0.55	$1.25
December 31, 2009	$0.60	$0.70
September 30, 2009	$0.51	$0.70
June 30, 2009	$0.51	$0.60
March 31, 2009	$0.51	$0.85
December 31, 2008	$0.60	$1.55
September 30, 2008	$1.06	$1.30
June 30, 2008	$1.06	$1.41
March 31, 2008	$1.05	$2.00

On December 27, 2010, the closing price of our common stock on the NASDAQ Global Market was $9.97 per share.

The trading price of our common stock has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies in our industry that may or may not have been related or proportionate to the operating performance of those companies. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options for exchange.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS OR RESTRICTED STOCK UNITS.

Consideration

Each tendered Eligible Option accepted by the Company will be cancelled in exchange for either a grant of Restricted Stock Units or a Replacement Option, depending on whether such tendered Eligible Option is in Group 1, Group 2 or Group 3.

In exchange for each tendered Eligible Option in Group 1 and Group 3, the holder will be granted a Replacement Option under the 2009 Plan. The Replacement Option(s) will be granted on the first business day following the Expiration Date (the “Date of Grant”) with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. Except for the exercise price and the Date of Grant all other material terms and provisions (including post-termination exercise periods) of the Eligible Options shall remain unchanged.

In exchange for the tender of all Eligible Options in Group 2, the holder will receive a grant of Restricted Stock Units under the 2009 Plan. The number of Restricted Stock Units to be granted in such exchange will be calculated by multiplying the applicable percentage set forth next to the holder’s name on the attached Schedule III by the aggregate number of shares subject to the holder’s Eligible Options in Group

2. For example, if the sum of the number of shares subject to the holder’s Eligible Options in Group 2 equals 10,000 shares of the Company’s common stock and assuming the percentage set forth next to the holder’s name on Schedule III is 250%, the holder will be entitled to receive a grant of 25,000 Restricted Stock Units.

Our primary objective in determining the number of Restricted Stock Units to be granted to Eligible Employees and Eligible Directors in exchange for their Eligible Options in Group 2 was to be consistent with our overall purpose of the Offer -- namely to attempt to provide such individuals with Restricted Stock Units that would incentivize them to remain with us and contribute to attaining our business and financial objectives for our stockholders better than the Eligible Options they presently hold, since these Eligible Options have exercise prices or present stock price exercise targets that are significantly higher than the recent trading price of UniTek’s common stock and therefore create minimal incentive. Central to this attempt was our recognition that the offer of Restricted Stock Units in exchange for Eligible Options in Group 2 was largely an attempt to redesign UniTek’s equity incentive plan for our executive officers, because the Section 16 Officers holding such Eligible Options account for approximately 82% of such Eligible Options and a corresponding 83% of the Restricted Stock Units being offered in exchange for the Eligible Options in Group 2.

In evaluating and structuring the Offer, the primary factors we took into consideration are described below. The first three factors are quantitative in nature, and the fourth is qualitative and was a subjective but important determinant in the number of Restricted Stock Units to be granted to Eligible Employees and Eligible Directors in exchange for their Eligible Options in Group 2 in order to satisfy to purpose of the Offer described in the preceding paragraph. The four factors are:

•	The increased value and complexity of the Company on a combined basis following the merger with Berliner Communications, Inc. In our view, following this merger our executive officers and other key employees and directors holding Eligible Options in Group 2 took on management and leadership duties and responsibilities for a much larger, publicly-traded enterprise (including a new wireless business division) as compared to their responsibilities prior to the merger. In light of this consideration, the Company determined the existing holdings of such Eligible Options were insufficient in number and value to serve as effective incentive compensation for our executive officers and other key employees and directors.
•	The economic value of the grant of Restricted Stock Units in exchange for the Eligible Options in Group 2. We attempted to structure the Offer so that the economic value of the Restricted Stock Units offered to each Eligible Employee and Eligible Director would be one that we considered appropriate, particularly in light of the assessment of the individual’s contribution, as discussed below, and the overall purpose of the Offer.
•	The number of Eligible Options in Group 2 held by each Eligible Employee and Eligible Director. With respect to this factor, we considered the percentage adjustment to the number of existing awards held by each Eligible Employee and Eligible Director that would be necessary to result in the number of RSUs that we believed to be appropriate for such individual, in light of the size, timing and structure of existing awards held by such Eligible Employee or Eligible Director and the overall purpose of the Offer.
•	Our assessment of the role of each Eligible Employee or Eligible Director at UniTek. Specifically, we considered each individual’s contribution to UniTek as a larger enterprise. In considering such contribution, we took into account, among other things, job responsibilities (for example, the extent of their managerial roles and customer and revenue responsibility) and general overall compensation objectives, both with respect to the individual and the Company as a whole. This subjective factor was particularly important in determining the overall number of Restricted Stock Units offered to each Eligible Employee.

To a lesser extent, we considered the financial, tax and accounting impact of the Offer.

The number of Restricted Stock Units subject to a Restricted Stock Unit grant will be proportionately adjusted for any stock splits, stock dividends and recapitalizations with respect to shares of our common stock occurring after the commencement of the Offer. For the purpose of clarity, throughout the Summary Term Sheet and the Offer Document, all references to (i) the number of shares of common stock underlying the

Eligible Options and the Replacement Options, (ii) the exercise prices of the Eligible Options and the Replacement Options, (iii) the preset stock price exercise target of the Homerun Portion of the stock options, and (iv) the per-share numbers related to the Restricted Stock Units, are shown on a pro forma basis to reflect the Prior Reverse Split and give effect to the Planned Reverse Split. We anticipate the Planned Reverse Split will be effected on or around December 20, 2010, which date is prior to the completion of this Offer.

Terms of Restricted Stock Units and Replacement Options

The Restricted Stock Unit grants will be evidenced by a Phantom Share Award Agreement. The Replacement Options will be evidenced by a Stock Option Agreement. The Restricted Stock Unit grants and Replacement Options will be subject to the terms and conditions of the Phantom Share Award Agreement or the Stock Option Agreement evidencing such awards, as applicable, and the 2009 Plan.

Restricted Stock Units and Replacement Options granted to Canadian employees will be subject to certain additional terms. As a result, an alternative form of Phantom Share Award Agreement and Stock Option Agreement will be utilized for the Restricted Stock Units and Replacement Options granted to our Canadian employees.

The grant of Restricted Stock Units or Replacement Options pursuant to the Offer will not create any contractual or other right of the recipient to receive any future grants of options, restricted stock units or other stock-based compensation.

The following description of the terms of the Restricted Stock Unit grants and Replacement Options is a summary but is not complete. The description is subject to, and qualified in its entirety by reference to all provisions of the applicable Phantom Share Award Agreement, the Stock Option Agreement and the 2009 Plan. The plan document for the 2009 Plan, has been filed with the U.S. Securities and Exchange Commission (the “SEC”) as exhibits to the DEF 14A filed on December 14, 2009.

The forms of Phantom Share Award Agreement and Stock Option Agreement which will be used for the grant of Restricted Stock Units and Replacement Options in connection with the Offer are being filed with the U.S. Securities and Exchange Commission as an exhibit to our Tender Offer Statement on Schedule TO. Shortly after the Restricted Stock Units and Replacement Options are granted, we will send each recipient a Phantom Share Award Agreement or Stock Option Agreement (as applicable) evidencing his or her grant of Restricted Stock Units or Replacement Options. Please contact us at 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania 19422, or (866) 308-3462 or by fax to (215) 525-0592 or email at tenderoffer@unitekgs.com, Attn: Kyle M. Hall to receive a duplicate copy of the form Phantom Share Award Agreement or Stock Option Agreement and the 2009 Plan. We will promptly furnish you copies of those documents at our expense.

Restricted Stock Units

Restricted Stock Units will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. Restricted Stock Units will vest in accordance with the following schedule: 20% shall vest on the later of the Date of Grant or January 1, 2011, and 20% shall vest on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014; provided that the recipient remains in continuous employment or service with UniTek as of each applicable vesting date. Notwithstanding the above vesting schedule, if a recipient’s employment or service ceases for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, the recipient will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to the recipient’s termination date and any Restricted Stock Units that are unvested as of the recipient’s termination date will be forfeited and the recipient will have no further rights with respect to those unvested Restricted Stock Units. If a recipient is terminated by the Company due to a Just Cause Dismissal, any Restricted Stock Units that have not yet vested as of the recipient’s termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued as of the recipient’s termination date will also be forfeited and the recipient will have no further rights with respect to such Restricted Stock Units (whether vested or unvested).

For all recipients of Restricted Stock Units, if a Change in Control (as defined in the 2009 Plan) occurs while the recipient is in the continuous employment or service of the Company, any Restricted Stock Units that have not yet vested will automatically accelerate and become fully vested as of the date of the Change in Control.

Once the Restricted Stock Units become vested, shares will be issued to the recipient within 30 days following the applicable vesting date. The issued shares will be freely tradable, subject to (i) applicable securities laws, (ii) withholding taxes and (iii) the Company’s normal insider trading policies and any other market blackout periods the Company may impose from time to time.

The Restricted Stock Units will not provide the recipient with any rights as a UniTek stockholder, and accordingly those units will not entitle the recipient to vote, receive actual dividends or receive notices of meetings, proxy statements and other materials provided to UniTek stockholders. A recipient of a Restricted stock Unit grant will not have any of these stockholder rights until the shares of UniTek common stock subject to the Restricted Stock Units are issued to him or her following the vesting of those units.

The recipient of a Restricted Stock Unit grant will not be required to pay cash for the Restricted Stock Unit grant or the shares of common stock issued to him or her upon the vesting of such Restricted Stock Units. However, as further discussed in Section 14 below, the recipient will recognize ordinary income upon the issuance of the shares, and UniTek must collect the applicable withholding taxes at that time. Until such time as we notify recipients of Restricted Stock Unit grants otherwise, we intend to collect the applicable withholding taxes with respect to the vested shares under the Restricted Stock Unit grants through an automatic share withholding procedure. Pursuant to that procedure, we will withhold immediately, as the shares underlying the Restricted Stock Unit grants vest, a portion of those vested shares with a fair market value equal to the amount of the withholding taxes due. Accordingly, until such time as recipients of Restricted Stock Unit grants are notified otherwise, the number of shares actually issued upon vesting will be net of the shares withheld to satisfy the applicable withholding taxes. In the event the share withholding method is no longer available at the time the shares underlying a Restricted Stock Unit grant vest, the recipient can pay the withholding taxes by submitting a check to us on or before the vesting date.

Canadian employees will be required to satisfy all applicable tax payment obligations in connection with the exchange of Eligible Options for Restricted Stock Units and the vesting of the Restricted Stock Units. Section 14 of the Offer includes a summary of the material Canadian tax consequences of participating in the Offer.

Management Officers’ Employment Agreements

Management Officers have contractual rights pursuant to the terms of their written employment agreements with the Company which provide that 100% of all unvested equity awards (which include the Restricted Stock Units) shall vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement. Accordingly, for a Management Officer with an employment agreement, the terms of the employment agreement will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements. For purposes of the employment agreements, Cause is not defined as broadly as Just Cause Dismissal and generally includes one or more of the following events:

•	The employee has (A) committed willful misconduct, gross insubordination, and/or gross negligence in the performance of his or her duties to the Company, (B) willfully disregarded the Company’s code of conduct, the employee’s manual or any reasonable and lawful policies applicable to all of its senior management or (C) willfully failed to comply with the reasonable and lawful directives of the board of directors, and, in each case, such action, inaction or failure has had, or could reasonably be expected to have, a materially detrimental effect on the Company as determined in good faith by the board of directors; or
•	The employee has breached any material term or provision of the employment agreement or any other written agreement between the employee and the Company, which is not cured by the employee within 10 business days after receipt of written notice; or

•	The board of directors has determined in good faith, after conducting an investigation, that the employee has committed an act of fraud or theft against the Company or any wrongful act or omission intended to result in the personal enrichment of the employee (or dependents) or of the employee’s duty of loyalty to the Company at the expense, directly or indirectly, of the Company, and such act or omission was not disclosed to and approved by the board of directors prior to taking such act or omission; or
•	The employee has been convicted, or entered into a plea of nolo contendere, of any felony or other offense involving fraud or moral turpitude, or convicted, or entered into a plea of nolo contendere, of any other offense that will, in the good faith opinion of the board of directors, adversely affect the Company’s prospects or reputation or the employee’s ability to perform their obligations or duties to the Company.

Good Reason generally means the occurrence of one or more of the following events, subject to the Company’s right to cure the circumstances within 20 business days of the receipt of written notice of such resignation:

•	Assignment to employee of any duties inconsistent, in the aggregate, in any material respect to the duties set forth in their employment agreement;
•	A reduction in the employee’s base salary, other than a reduction of base salary of all the Company’s senior management due to poor financial performance; or
•	Any material breach by the Company of the employment agreement.

Replacement Options

In exchange for each tendered Eligible Option in Group 1 and Group 3, the holder will be granted a Replacement Option under the 2009 Plan. The Replacement Option will be granted on the first business day following the Expiration Date (the “Date of Grant”) with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. Except for the exercise price and the Date of Grant all other material terms and provisions (including post-termination exercise periods) of the Eligible Options shall remain unchanged. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on such date as quoted on the applicable stock exchange.

Tax Consequences

You should refer to Section 14 for a discussion of the material U.S. federal income tax consequences applicable to the exchange of your tendered Eligible Options for Replacement Options or Restricted Stock Units and the subsequent vesting of those units. We recommend that you also consult with your own tax advisor to determine the tax consequences of your participation in the Offer.

Section 14 of the Offer also includes a summary of the material Canadian tax consequence applicable to our Canadian employees in connection with the exchange of their tendered Eligible Options for Replacement Options or Restricted Stock Units. If you are a Canadian employee, we recommend that you consult with your own tax advisor to determine the tax consequences of your participation in the Offer under Canadian tax laws.

10.	INFORMATION CONCERNING UNITEK.

UniTek is a leading full-service provider of permanently outsourced infrastructure services, offering an end-to-end suite of technical services to the wireless and wireline telecommunications, satellite television and broadband cable industries in the United States and Canada. The Company is the result of a recent merger between UniTek and Berliner Communications, Inc. On January 27, 2010, Berliner, BCI East, Inc., a Delaware corporation and a wholly owned subsidiary of Berliner (“Merger Sub”), and UniTek, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged (the “Merger”) with and into UniTek and UniTek became a wholly owned subsidiary of Berliner Communications,

Inc. Following the merger, Berliner Communications Inc. changed its name to UniTek Global Services, Inc. on June 4, 2010. In connection with this name change UniTek changed its symbol on the Over-the-Counter Bulletin Board from BERL to UGLB, effective June 6, 2010.

From its inception in 2004 through the Merger, UniTek delivered an array of specialized services to its customers in the satellite, wireline communications, and broadband cable industries, including engineering and design, construction management, network repair and maintenance, comprehensive installation and fulfillment, material management and warehousing, and job tracking and closure services. The Company’s services include network engineering and design, construction and project management, comprehensive installation and fulfillment, and wireless telecommunication infrastructure services. UniTek’s primary client base consists of blue-chip, Fortune 200 companies in the media and telecommunications industry, including such customers as DIRECTV, AT&T, Clearwire Communications, Ericsson, Sprint, T-Mobile, Comcast, Cox Communications, Verizon Communications, Charter Communications and Time Warner Cable. UniTek also serves significant Canadian customers, such as Rogers Cable and Cogeco Cable. The Company’s clients rely on its services to build and maintain their infrastructure and networks, and provide residential and commercial fulfillment services, all of which are critical to the clients’ ability to deliver voice, video and data services to their end users. The majority of UniTek’s services are performed under long-term master service agreements.

UniTek’s operating philosophy promotes a culture of visibility and accountability and is focused on achieving efficiencies and surpassing each customer’s performance standards. All of the Company’s operating subsidiaries utilize UniTek’s shared services platform, which consists of accounting, fleet management, insurance, safety, legal and corporate resources at our corporate headquarters. UniTek has developed a standardized set of technology enabled, real-time monitoring and reporting capabilities, which is referred to as the Company’s Premium Real-time Operating System, or PROS. UniTek relies on PROS to provide detailed, real-time reports on various performance metrics. UniTek believes this enables management to respond rapidly to optimize operational performance, as well as drive customer service and quality levels. By maintaining a centralized, technology-enabled shared services function, UniTek believes it can better manage its business, control costs, and apply universal financial and operational controls and procedures. The shared services platform has been engineered to be highly scalable and UniTek believes that it can support a large increase in business without significant modifications.

11.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; MATERIAL AGREEMENT WITH DIRECTORS AND OFFICERS.

A list of the current members of our board of directors and our executive officers is attached as Schedule I to this document. As of December 9, 2010 our executive officers and board members as a group beneficially owned outstanding options, warrants and restricted stock units under our various stock incentive plans (including the Stock Plans) covering a total of 423,372 shares of our common stock. In addition, our executive officers and board members own 67% of the number of shares underlying the Eligible Options.

Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers as of December 9, 2010.

During the 60-day period ended December 9, 2010:

•	We have not granted options and restricted stock units under our 2009 Plan;
•	No individuals have exercised options to acquire shares of our common stock;
•	No options or restricted stock units under our Stock Plans were cancelled or expired;
•	We did not exercise rights to repurchase unvested shares issued under our Stock Plans; and
•	Our executive officers and board members have not sold any shares of our common stock.

Except as otherwise described above and other than periodic equity grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options or restricted stock units to which were effected during the 60-day period ended December 9, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,
DIRECTOR INDEPENDENCE

The board of directors has adopted a written policy regarding review and approval of related party transactions. This policy calls for the board of directors to appoint a committee of independent directors to review and approve any related party transaction, which are defined as any transaction, or a series of similar transactions, to which the Company or any of its subsidiaries is to be a party, in which the amount involved exceeds $120,000 and in which any of the following persons had, or will have, a direct or indirect material interest:

•	Any director or executive officer of the Company;
•	Any nominee for election as director;
•	Any security holder who is known by us to own of record or beneficially more than five percent of any class of our voting securities; and
•	Any member of the immediate family of any of the foregoing persons.

Approval of the committee reviewing the related party transaction is based on the business needs of Company, the availability of alternative arrangements and the costs of the proposed transaction versus these alternatives, if available.

Pursuant to the policy, related party transactions shall not include compensation decisions within the authority of the Compensation Committee, such as officer and director compensation. The independent committee will have the authority to hire and consult with independent consultants, appraisers and/or advisors to assist in their review of related party transactions.

In addition, in connection with the Merger, on January 27, 2010, the board of directors established a Special Committee composed of three directors, Richard Berliner, Mark S. Dailey and Richard Siber. The Special Committee will automatically dissolve on January 27, 2013. For so long as the Special Committee exists, the Company may not take certain actions without the Special Committee’s consent, including:

•	amending or modifying our Charter or our Bylaws in a manner that would amend the rights of the Series A Convertible Preferred Stock, par value $0.00002 per share, or Series A Preferred, or the Series B Convertible Preferred Stock, par value $0.00002 per share, or Series B Preferred;
•	issuing additional shares of Series A Preferred or Series B Preferred Stock to an Affiliated Party (as such term is defined in the Merger Agreement);
•	making certain changes or determinations with respect to the BMO Loan Documents (as such term is defined in the Merger Agreement); or
•	entering into any transactions or amending certain agreements with affiliated parties, including HM Capital Partners, LLC, or HM LLC (except for employment arrangements and benefit programs approved by the board of directors or the compensation committee of the board of directors).

Termination of Amended and Restated Monitoring and Oversight Agreement

In connection with the Merger, on January 27, 2010, UniTek, along with several of the Company’s direct and indirect wholly owned subsidiaries, entered into an Amended and Restated Monitoring and Oversight Agreement, or M&O Agreement, with HM Capital Partners I LP, or HM LP. HM, LLC, an affiliate of HM LP, and its affiliates beneficially owned approximately 79% of the outstanding shares of the Company’s common stock as of August 4, 2010. Pursuant to the M&O Agreement, the Company was obligated, among other things, to pay HM LP an annual fee of $720,000 for calendar year 2010, $730,000 for calendar year 2011 and $754,000 for calendar year 2012 and for each calendar year thereafter, in consideration for HM LP’s provision of financial oversight and monitoring services to the Company as they may have been requested by the Company from time to time. Peter Brodsky and Joseph Colonnetta, two of UniTek’s directors, are partners, and Daniel Hopkin, also one of UniTek’s directors, is a Vice President of HM LLC, which is an affiliate of HM LP.

In connection with the closing of the Offering, the parties to the M&O Agreement terminated the M&O Agreement and the Company agreed to pay a termination fee of $4.3 million (payable in cash or stock, as described below) that is payable once the following two conditions are met:

•	the Sector Performance Fund, which is an affiliate of HM LP, sells its entire ownership stake in the Company, and
•	the average price per share of common stock realized by the Sector Performance Fund is above its basis, which basis is to be calculated as of the closing of the Offering when the Series B Preferred owned by the Sector Performance Fund converted into common stock. UniTek and HM LP expect that, depending on the sale price in the Offering, the Sector Performance Fund’s basis in its stock will be above the sale price in the Offering.

If the two conditions above are met and the termination payment becomes payable, UniTek is entitled to satisfy this obligation in either cash or shares of UniTek’s common stock, at our sole discretion. If payment is made in shares of UniTek common stock, the stock price shall be calculated using the 20-day trailing average share price as of the date that the two conditions above are met.

Nex-Link USA, LLC

UniTek USA and C. Scott Hisey, UniTek’s Chief Executive Officer, jointly own and operate Nex-Link USA, LLC, a Delaware limited liability company, or Nex-Link. Nex-Link is a joint venture formed by Mr. Hisey as a disabled veteran-owned business enterprise for the purpose of supporting customers requiring work to be completed by a disabled veteran-owned entity. Mr. Hisey, a registered disabled veteran, owns 51% of the membership units of Nex-Link. UniTek USA owns the remaining 49% of the membership units of Nex-Link. Nex-Link’s assets were valued at approximately $0.1 million as of December 31, 2009. Nex-Link generated sales of approximately $0.7 million in 2009. Historically, Nex-Link has distributed 100% of its net income to UniTek USA. Furthermore, UniTek USA is a lender to Nex-Link pursuant to a revolving credit agreement, dated as of July 2, 2008, or the Nex-Link Credit Agreement. Nex-Link’s current principal outstanding under the Nex-Link Credit Agreement is approximately $0.2 million. Under the First Lien Credit Agreement, the maximum amount that UniTek USA and its subsidiaries may lend to third parties, including Nex-Link, is $1.0 million in the aggregate. No principal or interest payable under the Nex-Link Credit Agreement was paid in the Company’s last fiscal year. Nex-Link’s effective interest rate for UniTek’s last fiscal year was based on the prime rate published in the Wall Street Journal plus two percent. Mr. Hisey is indemnified by Nex-Link for actions he takes as an owner, officer or director of Nex-Link to the fullest extent permitted by Delaware law.

12.	STATUS OF OPTIONS EXCHANGED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

All tendered Eligible Options that we accept for tender will be cancelled. All Restricted Stock Units will be granted under the 2009 Plan and will be subject in all respect to the terms of the 2009 Plan and the Form of Phantom Share Award Agreement. All Replacement Options will be granted under the 2009 Plan and will be subject in all respect to the terms of the 2009 Plan and the Stock Option Agreement.

We are currently evaluating the accounting impact of this Offer. The determination of the accounting impact of the Offer includes valuations of the Eligible Options to determine the current fair value as of date of cancellation. This current fair value of the Eligible Options tendered will be compared to the fair value of the Replacement Options granted and the fair value of the Restricted Stock Units granted and the incremental fair value will be recognized as additional compensation expense, generally over the remaining vesting period of the Replacement Options or the vesting period of the Restricted Stock Units, or if the Eligible Options are already vested, the incremental expense will be recognized at the replacement date.

13.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our grant of Replacement Options or Restricted Stock Units in exchange for the tendered Eligible Options, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the grant of the Replacement Options or Restricted Stock Units or the shares of our common stock issuable thereunder. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to extend the Offer or delay the acceptance of tendered Eligible Options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered Eligible Options and to grant Replacement Options or Restricted Stock Units in exchange for those tendered Eligible Options is subject to certain conditions, including the conditions described in Section 7.

14.	MATERIAL INCOME TAX CONSEQUENCES.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences applicable to the tender of Eligible Options pursuant to the Offer and the grant of the Replacement Options or Restricted Stock Units. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

Any holder of Eligible Options who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer.

If you are a Canadian employee, we have included below a short summary of some of the important tax implications you should take into account.

Tender and Cancellation of Eligible Options for Replacement Options or Restricted Stock Units

If you tender Eligible Options for cancellation, you will not be required to recognize income for federal income tax purposes at the time of the tender. The cancellation of your tendered option will not be a taxable event.

Restricted Stock Units

Exchange of Options for Restricted Stock Units.  If you exchange outstanding Eligible Options for Restricted Stock Units, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the exchange. The exchange is non-taxable under the federal income tax laws.

Grant of Restricted Stock Units. You will not be required to recognize any taxable income for U.S. federal income tax purposes when the Restricted Stock Units are granted to you. The grant of the Restricted Stock Units is not a taxable event.

Issuance of Shares upon Vesting of Restricted Stock Units.  You will recognize ordinary income for U.S. federal income tax purposes and FICA taxes will be due when your Restricted Stock Units vest and the underlying shares of UniTek common stock are issued to you. The amount of such ordinary income will be equal to the fair market value of those shares on the vesting date. Such fair market value per share will be equal to the closing selling price of our common stock on such vesting date, as reported on the NASDAQ Global Market. Should such vesting date occur on a weekend or a market holiday, then the closing selling price on the NASDAQ Global Market for the immediately preceding trading day will be utilized. We must immediately collect the applicable income, Social Security and Medicare withholding taxes and all other applicable employment taxes with respect to such income. You must pay the balance of the income taxes attributable to the shares issued under your vested Restricted Stock Units on or before the due date for your tax return for the calendar year in which the vesting dates occur, or if you are required to pay estimated taxes for that year, on the dates those estimated payments are due. To the extent that a tendering option holder recognizes ordinary income at the time the shares of our common stock are issued under his or her vested Restricted Stock Units, we will, in general, be entitled to a corresponding federal income tax deduction in the same dollar amount for the same calendar year.

Withholding Taxes.  UniTek must collect all income and FICA taxes with respect to the income recognized as the Restricted Stock Units vest and the underlying shares of our common stock are issued.

Until such time as UniTek notifies you otherwise, UniTek will collect the applicable withholding taxes with respect to the issued shares through an automatic share withholding procedure. Pursuant to that procedure, UniTek will withhold immediately, as the shares become issuable upon the vesting of your vested Restricted Stock Units, a portion of those shares with a fair market value equal to the amount of the withholding taxes due.

In the event the share withholding method is no longer available at the time the shares become issuable under your Restricted Stock Units, you can pay the withholding taxes by submitting a check to us on or before the vesting date of those units.

Sale of Shares.  Upon the sale or other taxable disposition of your shares, you will recognize a capital gain to the extent that the amount you realize from the sale or disposition of your shares exceeds their fair market value on the payment date. If the amount realized from the sale or disposition is less than the fair market value of the shares on the payment date, you will have a capital loss for income tax purposes equal to the difference. The capital gain or loss will be long-term if you hold the shares for more than one year after the payment date.

Replacement Options

Grant of Replacement Options.  You will not be required to recognize any income for U.S. federal income tax purposes when the Replacement Options are granted to you. The grant of those options will not be a taxable event.

Exercise of Replacement Options.  The Replacement Options will be incentive stock options to the extent the qualify as an incentive stock option pursuant to the requirements of Section 422 of the Code. For an incentive stock option, no taxable income will be recognized, for regular U.S. federal income tax purposes, at the time the option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) will, for alternative minimum tax purposes under U.S. federal income tax law, be included in your alternative minimum taxable income at the time of exercise.

You will recognize taxable income in the year in which the purchased shares are subsequently sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. The Date of Grant for the Replacement Option will be the first business day following the expiration of the Offer. If sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result. Upon a qualifying disposition, you will recognize long-term capital gain for U.S. federal income tax purposes in an amount equal to the excess of (a) the amount realized upon the sale or other disposition of the purchased shares over (b) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (1) the fair market value of those shares on the exercise date over (2) the exercise price paid for the shares will be taxable to you as ordinary income. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss.

Effect on Stock Options Not Tendered.  If you hold stock options which are not tendered, the Offer will not affect the taxes on your outstanding options and they will continue pursuant to their current terms.

Canadian Income Tax Consequences

The following is a general summary of the material income tax consequences under current law applicable to the tender of Eligible Options pursuant to the Offer in exchange for Replacement Options or Restricted Stock Units for those individuals who are tax residents of Canada. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the Offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstances nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local law, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the Offer.

Exchange of Eligible Options for Restricted Stock Units.

You will be subject to tax as a result of the exchange of an Eligible Option for Restricted Stock Units. The taxable amount will be the value of the Restricted Stock Units which must be included in your income for the year of exchange. You may not be able to add this income to your cost base in the Restricted Stock Units.

If your employment terminates before any Restricted Stock Units vest (or if you forfeit vested shares in connection with certain terminations), you will have paid tax on the exchange of your Eligible Options for Restricted Stock Units even though you never receive any shares underlying the units.

Issuance of Shares upon Vesting of Restricted Stock Units. When the Restricted Stock Units vest and the underlying shares of UniTek common stock become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares less the value of the cancelled Eligible Option.

Sale of Shares. Generally, you will recognize income in the year in which you sell or otherwise dispose of the shares. If the shares are held as capital property, then upon the subsequent disposition of the shares, a capital gain will accrue to the extent that sales proceeds exceed the cost base of the shares. Fifty percent (50%) of capital gain is included in taxable income (and taxed at the appropriate marginal income tax rates) for the taxation year in which the shares are sold.

Withholding and Reporting. Your employer will report the income recognized in connection with the exchange of the Eligible Options and vesting of the Restricted Stock Units. Your employer will withhold income and social taxes on any such income.

Exchange of Eligible Options for Replacement Options.

Although the tax treatment as a result of the exchange of Eligible Options for Replacement Options is uncertain, you likely will not be subject to tax on the exchange.

Grant of Replacement Options. You will not be subject to tax when the Replacement Options are granted to you.

Exercise of Replacement Options. You will recognize taxable income upon the exercise of the Replacement Options in an amount equal to the difference between the fair market value of the shares on the date of option exercise and the price paid for the shares. Fifty percent (50%) of this income may be deducted if the acquired shares are deemed to be prescribed shares. This income will be treated as compensation income and taxed at your marginal tax rates.

Sale of Shares. Generally, you will recognize income in the year in which you sell or otherwise dispose of the shares. If the shares are held as capital property, then upon the subsequent disposition of the shares, a capital gain will accrue to the extent that sales proceeds exceed the cost base of the shares. Fifty percent (50%) of capital gain is included in taxable income (and taxed at the appropriate marginal income tax rates) for the taxation year in which the shares are sold.

Withholding and Reporting. Your employer will report the income recognized in connection with the exercise of the Replacement Options. Your employer will withhold income and social taxes on any such income.

Section 409A of the Code

Section 409A of the Code significantly changed the taxation of nonqualified deferred compensation plans. Replacement Options will generally be exempt from the requirements of Section 409A if their exercise price is not less than 100% of fair market value on the date of grant. Restricted Stock Units will generally be subject to the requirements of Section 409A of the Code if the recognition of income by the recipient of such units occurs in any calendar year after the year in which the units vest or are paid. However, the payment of

Common Stock pursuant to the Restricted Stock Units are intended to be subject to a “substantial risk of forfeiture” under section 409A of the Code, and to be payable within the “short term deferral” exception under such statute following the lapse of the applicable forfeiture condition. If the requirements of Section 409A of the Code are not met with respect to deferred compensation subject to Section 409A of the Code, the recipient will be required to include deferred compensation in taxable income as of the date on which the amounts are no longer subject to a substantial risk of forfeiture. In addition to current income inclusion, the recipient will be required to pay a 20% excise tax and additional interest on the amount required to be included in income. While we intend that this Offer will comply with Section 409A of the Code, you should consult your own personal tax advisor for further guidance with respect to Section 409A of the Code as it relates to this Offer, the exchange of Eligible Options and the grant of Restricted Stock Units.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the offer, and any foreign tax laws that may apply to you.

If you choose not to tender your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not tender and to the subsequent sale of the common stock purchased under those options.

15.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is to remain open by giving written notice of such extension to the Eligible Employees and Eligible Directors holding Eligible Options, disseminating this information in the same manner as that in which it disseminated this Offer. We may also make a public announcement thereof. Any such extension would delay our the acceptance and exchange of any tendered Eligible Options and the grant of any Replacement Options or Restricted Stock Units pursuant to this exchange.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and exchange of any tendered Eligible Options upon the occurrence of any of the conditions specified in Section 7. Should we elect to do so, we will give written notice of such termination or postponement to the Eligible Employees and Eligible Directors holding the Eligible Options, disseminating this information in the same manner as that in which it disseminated this Offer. We may also make a public announcement thereof. Our reservation of the right to delay our acceptance and exchange of the tendered Eligible Options will be limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires us to pay the consideration offered for the tendered Eligible Options or return those options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including (without limitation) decreasing or increasing the number of Eligible Options which may be tendered pursuant to the Offer or decreasing or increasing the number of Restricted Stock Units or Replacement Options which are to be granted in exchange for the tendered Eligible Options.

Amendments to the Offer may be made at any time and from time to time by public announcement of each such amendment. In the case of an extension, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Offer Document.

17.	ADDITIONAL INFORMATION.

We are filing with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Accordingly, we recommend that you review the Schedule TO, including its exhibits and all documents incorporated herein by reference, before you make a decision on whether to exchange your Eligible Options.

To the extent necessary, we will amend the Schedule TO to include updated information to the extent material, including information included in our future periodic reports filed under the Exchange Act.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available on the SEC’s website at http://www.sec.gov. Also, our SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room located at 100 F. Street, Washington, DC 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of the Offer Document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

UniTek Global Services, Inc.
1777 Sentry Parkway West
Gwynedd Hall, Suite 302
Blue Bell, Pennsylvania 19422
Attention: Kyle M. Hall

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information contained in this document about UniTek should be read together with the information contained in the documents to which we have referred you.

18.	FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

This document, our SEC reports referred to above and the documents incorporated by reference into this document include “forward-looking statements.” When used in this document, words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Our Annual Report on Form 10-K for the year ended June 30, 2009 and our Transitional Report on Form 10-K for the six months ended December 31, 2009, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We strongly recommend that you review these filings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

UniTek Global Services, Inc.	December 28, 2010

Annex A

Consolidated Summary Financial Data

The following table presents consolidated summary financial information. The statement of operations and balance sheet data as of and for the nine months ended October 3, 2009, and October 2, 2010, have been derived from the Company’s unaudited consolidated financial statements and include the financial results of Berliner Communications, Inc. from January 27, 2010 to October 2, 2010, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the data for such period. The statement of operations and balance sheet data as of and for the years ended December 31, 2008 and December 31, 2009 had been derived from the Company’s audited financial statements, and do not include the results of operations from Berliner Communications, Inc.

As the accounting acquirer, Unitek’s prior year results are presented for comparative purposes. The actual results for the nine months ending October 2, 2010 are of Unitek for the entire period and include the results of operations of Berliner Communications, Inc. from January 27, 2010. The actual results for the nine months ended October 3, 2009 do not include the results of Berliner Communications, Inc. The actual results for the years ended December 31, 2008 and 2009 are Unitek’s for the entire period, not including Berliner Communications, Inc.

All amounts presented herein are expressed in thousands, except per-share data, unless otherwise specifically noted, and are presented giving effect to our one-for-28 reverse stock split, which occurred on November 9, 2010, but do not give effect to our public offering of shares of common stock consummated on November 16, 2010 nor to our one-for-two reverse stock split effected on December 21, 2010.

(Amounts in thousands)

	Year Ended		Nine Months Ended
	December 31, 2008	December 31, 2009	October 3, 2009	October 2, 2010
			(unaudited)
Statement of Operations Data:
Revenue	$215,752	$278,098	$210,491	$304,928
Gross profit	35,433	40,748	29,103	47,158
Operating loss	(6,701)	(51,421)	(9,887)	(286)
Loss from continuing operations	(27,225)	(65,787)	(24,260)	(17,997)
Income (loss) from discontinued operations	4,034	182	555	(461)
Net loss	(23,191)	(65,605)	(23,705)	(18,458)
Net loss per share – basic:
Continuing operations	$(7.00)	$(16.88)	$(6.23)	$(3.76)
Discontinued operations	$1.04	$0.05	$0.14	$(0.10)
Net loss	$(5.97)	$(16.83)	$(6.09)	$(3.86)
Net loss per share – diluted:
Continuing operations	$(7.00)	$(16.88)	$(6.23)	$(3.76)
Discontinued operations	$1.04	$0.05	$0.14	$(0.10)
Net loss	$(5.97)	$(16.83)	$(6.09)	$(3.86)
Weighted average number of shares outstanding:
Basic	3,887	3,897	3,896	4,785
Diluted	3,887	3,897	3,896	4,785
Ratio of earnings to fixed charges	(1.44)	(3.47)	(1.79)	(1.06)
Dollar deficiency	$39,332	$84,494	$36,942	$35,887

A-1

	December 31, 2009	October 2, 2010
		(unaudited)
Balance Sheet Data:
Current assets	$39,206	$85,410
Total assets	231,841	274,351
Current liabilities	80,921	101,320
Long-term debt and capital lease obligations, net of current portion	131,406	133,312
Other long-term liabilities and convertible preferred stock	—	16,451
Total stockholders’ equity	19,513	23,268
Book value per share	$5.01	$4.86

A-2

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
UNITEK GLOBAL SERVICES, INC.

The directors and executive officers of UniTek Global Services, Inc. and their positions and offices as of December 9, 2010.

Name	Position
Peter Giacalone	President and Chairman of the Board
C. Scott Hisey	Chief Executive Officer and Director
Ronald J. Lejman	Chief Financial Officer
Richard B. Berliner*	Chief Marketing Officer and Chief Executive Officer of BCI Communications, Inc. and Director
Elizabeth Downey	Chief Administrative Officer
Scott Lochhead	Chief Executive Officer, Advanced Communications USA, Inc,
Christopher Perkins	Chief Executive Officer, FTS USA
Daniel Yannantuono	Chief Executive Officer, DirectSAT USA
Kyle M. Hall	General Counsel, Corporate Secretary
Norman Snell	Chief Information Officer
Peter Brodsky	Director
Daniel J. Hopkin	Director
Richard Siber	Director
Joseph Colonnetta	Director
Mark S. Dailey	Director
Dean MacDonald	Director

The address of each director and executive officer is c/o UniTek Global Services, Inc., 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania 19422.

*	On December 8, 2010, Mr. Berliner tendered his resignation from the Company as an executive officer, such resignation to be effective December 31, 2010. Mr. Berliner will continue to serve as a director of the Company.

SCHEDULE II

BENEFICIAL OWNERSHIP OF UNITEK SECURITIES BY DIRECTORS AND
EXECUTIVE OFFICERS

The following table provides information about shares of Common Stock beneficially owned as of December 6, 2010 by:

•	each of our directors, executive officers and our executive officers and directors as a group; and
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our Common Stock.

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. The following table reflects the 1-for-28 reverse stock split effected on November 9, 2010, but not the one-for-two reverse stock split effected on December 21, 2010.

Holder	Common Stock	Total Number of Shares of Common including Exercise of Options and Warrants(1)		Percentage Ownership Post Conversion and Exercise
Sector Performance Fund, LP(a)	8,057,676	8,057,676	(2)	26.59%
HM Unitek Coinvest, LLP(a)	475,702	475,702	(3)	1.57%
SPF SBS LP(a)	509,124	509,124	(4)	1.68%
Peter Brodsky, Director	9,042,501	9,042,501	(5)	29.84%
Joe Colonnetta, Director	9,042,501	9,042,501	(6)	29.84%
Daniel Hopkin, Director	—	—	(7)	*
Richard B. Berliner, Director** and Chief Marketing Officer	268,677	268,677	(8)	*
Old Berliner Liquidating Trust	467,916	467,916	(9)	1.54%
Sigma Opportunity Fund, LLC	280,172	286,422	(10)	*
C. Scott Hisey, Director and Chief Executive Officer	65,374	166,316	(11)	*
Peter Giacalone, Executive Chairman	99,337	142,195	(12)	*
Ronald Lejman, Chief Financial Officer and Treasurer	—	14,286	(13)	*
Dan Yannantuono, CEO DirectSat	6,552	29,703	(14)	*
Chris Perkins, CEO FTS USA	—	6,917	(15)	*
Scott Lochhead, CEO Advanced Communications LLC	—	18,572	(16)	*
Elizabeth Downey, Chief Administration Officer	2,199	22,268	(17)	*
Kyle Hall, General Counsel and Secretary	—	—		—
Norman Snell, Chief Information Officer	1,786	19,973	(18)	*
Nicholas Day, Former General Counsel and Secretary	1,097	5,919	(19)	*
Dean MacDonald, Director	43,662	45,448	(20)	*
Mark S. Dailey, Director	1,935	3,721	(21)	*
Richard Siber, Director	—	—		*
Raymond A. Cardonne, Jr., former Chief Financial Officer and Treasurer of BCI	—	—		*
Michael S. Gurriero, former Chief Operating Officer of BCI	—	18,840	(22)	*
Peter Mixter, Former Director	893	2,685	(23)	*
Mehran Nazari, Former Director	1,935	3,721	(21)	*
John Stevens Robling, Jr., Former Director	893	2,685	(23)	*
Thom Waye, Former Director	280,172	286,422	(24)	*
Executive Officers and Directors as a Group (twenty persons)(25)	9,816,675	10,100,511	(26)	33.02%

*	Less than 1%.
**	On December 8, 2010, Mr. Berliner tendered his resignation from the Company as an executive officer, such resignation to be effective December 31, 2010. Mr. Berliner will continue to serve as a director of the Company.
(a)	Address is c/o HM Capital, 200 Crescent Ct, Suite 1600, Dallas, Texas 75201.
(1)	For purposes of this column, a person is deemed to have beneficial ownership of the number of shares of Common Stock that such person has the right to acquire within 60 days of December 6, 2010. Percentages have been based on 30,307,983 shares of Common Stock outstanding. For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the exercise of stock options or warrants exercisable within 60 days of December 6, 2010, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Sector Performance Fund, LP (“Sector Performance Fund”) is the direct beneficial owner of 8,057,676 shares of Common Stock. Sector Performance GP, LP (“Sector Performance GP”) is the general partner of Sector Performance Fund. As a result, Sector Performance GP may be deemed to share beneficial ownership with respect to these securities. Sector Performance LLC (“Ultimate GP”) is the general partner of Sector Performance GP and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except to the extent of any pecuniary interests, each of Sector Performance GP and Ultimate GP disclaims the existence of such beneficial ownership. A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP and Sector Performance GP, voting and dispositive powers over the securities held by Sector Performance Fund.
(3)	HM Unitek Coinvest, LP (“Coinvest”) is the direct beneficial owner of 475,702 shares of Common Stock, consisting of 475,702 shares of Common Stock. Ultimate GP is the general partner of Coinvest and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except to the extent of any pecuniary interests, Ultimate GP disclaims such beneficial ownership. A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercise, on behalf of Ultimate GP, voting and dispositive powers over the securities held by Coinvest.
(4)	SPF SBS LP (“SPF”) is the direct beneficial owner of 509,124 shares of Common Stock. Ultimate GP is the general partner of SPF and, as a result, Ultimate GP may be deemed to share beneficial ownership with respect to these securities. Except for pecuniary interests, Ultimate GP disclaims such beneficial ownership. A six-person committee (consisting of Joe Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by SPF.
(5)	No securities are directly beneficially owned by Mr. Brodsky. Mr. Brodsky holds a direct or indirect interest in Sector Performance Fund, Coinvest, and SPF (collectively, the “Investment Funds”), which beneficially own an aggregate of 9,042,501 shares of Common Stock. Mr. Brodsky is an executive officer and member of Ultimate GP. Mr. Brodsky is a member of a six-person committee (consisting of Mr. Brodsky, Joe Colonnetta, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds. No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds. Mr. Brodsky may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Brodsky disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.
(6)	No securities are directly beneficially owned by Mr. Colonnetta. Mr. Colonnetta holds a direct or indirect interest in the Investment Funds, which beneficially own an aggregate of 9,042,501 shares of Common Stock. Mr. Colonnetta is an executive officer and member of Ultimate GP. Mr. Colonnetta is a member of a six-person committee (consisting of Mr. Colonnetta, Peter S. Brodsky, Jason H. Downie, Edward Herring, John R. Muse and Andrew Rosen) that exercises, on behalf of Ultimate GP, voting and dispositive powers over the securities held by the Investment Funds. No single member of the committee has sole dispositive and/or voting power over the securities held by the Investment Funds. Mr. Colonnetta may be deemed to beneficially own all or a portion of the shares of Common Stock beneficially owned by the Investment Funds; however, Mr. Colonnetta disclaims beneficial ownership of the shares of Common Stock, except to the extent of any pecuniary interest therein.
(7)	No securities are directly beneficially owned by Mr. Hopkin. Mr. Hopkin is an officer of Ultimate GP; however, in that role, Mr. Hopkin has no voting or dispositive power over the securities held by the Investment Funds.
(8)	Represents 268,677 shares directly held by the Old Berliner Liquidating Trust (the “Trust”). The Trust owns 467,916 shares of Common Stock and Mr. Berliner beneficially owns 57% of the Trust’s assets as a beneficiary under the Trust.
(9)	The Trust owns 467,916 shares of Common Stock. John X. Adiletta is sole trustee of the Trust and has sole voting and dispositive power over the securities held by the Trust.
(10)	These shares include (i) 160,350 shares of Common Stock held by Sigma Opportunity Fund, LLC (“Sigma”); (ii) 77,515 shares of Common Stock held by Sigma Berliner, LLC (“SBLLC”), an affiliate of Sigma; (iii) 47,664 shares of Common Stock, which includes 6,250 shares of Common Stock issuable upon the exercise of warrants with an initial exercise price of $15.40 per share, held by Sigma’s affiliate, Sigma Capital Advisors, LLC (“Advisors”) and (iv) 893 shares of Common Stock held by Thom Waye. Advisors, Sigma Capital Partners, LLC (“Partners”) and Thom Waye may be deemed to be indirect 5% owners of the Company by virtue of Advisors being the managing member of Sigma, Partners being the sole member of Advisors and Mr. Waye being the sole member of Partners. Mr. Waye, Advisors and Partners have disclaimed beneficial ownership of the shares owned by Sigma and SBLLC except to the extent of their pecuniary interest therein. The address of each of Sigma, SBLLC, Advisors, Partners and Mr. Waye is c/o Sigma Capital Advisors, LLC, 800 Third Avenue, Suite 1701, New York, NY 10022. Information related to Sigma in this footnote is based upon the Schedule 13D filed by Sigma on March 2, 2010.
(11)	Mr. Hisey is the direct beneficial owner of 166,316 shares of Common Stock, including vested options to purchase 93,129 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded. Also includes warrants to purchase 7,813 shares of Common Stock.
(12)	Mr. Giacalone is the direct beneficial owner of 142,195 shares of Common Stock, including vested options to purchase 42,858 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.
(13)	Represents vested options to purchase 14,286 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.
(14)	Includes 6,552 shares and vested options to purchase 21,699 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded. Also includes warrants to purchase 1,452 shares of Common Stock.
(15)	Represents options to purchase 6,738 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 5,000 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded. Also includes warrants to purchase 179 shares of Common Stock.
(16)	Represents options to purchase 18,572 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.

(17)	Includes (i) 2,199 shares of Common Stock, (ii) warrants to purchase 179 shares of common stock, and (iii) vested options to purchase 19,890 shares of common stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded.
(18)	Includes (i) 1,786 vested shares of Common Stock and (ii) vested options to purchase 17,462 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are traded, as reported on the principal exchange on which the Common Stock is then traded. Also includes warrants to purchase 725 shares of Common Stock.
(19)	Includes vested options to purchase 4,822 shares of Common Stock. Also includes 1,097 shares of Common Stock held by the Trust for which Mr. Day is the beneficiary. Excludes the remainder of the securities held by the Trust, in which Mr. Day disclaims all beneficial ownership.
(20)	Mr. MacDonald is the direct beneficial owner of 45,448 including vested options to purchase 1,786 shares of Common Stock. 40% of these options become exercisable only when the closing price per share of the Common Stock is equal to or greater than $84.00 for twenty (20) consecutive trading days on which at least 179 shares of Common Stock are actually traded, as reported on the principal exchange on which the Common Stock is then traded.
(21)	Represents options to purchase 1,786 shares of Common Stock.
(22)	Represents options to purchase 18,840 shares of Common Stock.
(23)	Includes 893 shares of Common Stock and vested options to purchase 1,792 shares of Common Stock.
(24)	Thom Waye may be deemed to be an indirect owner of the shares held by Sigma by virtue of Mr. Waye being the manager of Sigma. Mr. Waye has disclaimed beneficial ownership of the shares owned by Sigma except to the extent of his pecuniary interest therein. Includes 893 shares of Common Stock owned directly by Mr. Waye.
(25)	Includes Peter Brodsky, Joe Colonnetta, Daniel Hopkin, Peter Giacalone, C. Scott Hisey, Richard B. Berliner, Mark S. Dailey, Richard Siber, Dean MacDonald, Dan Yannantuono, Chris Perkins, Scott Lochhead, Elizabeth Downey, Kyle Hall, Norman Snell, Ronald Lejman, Raymond A. Cardonne, Jr., Michael S. Guerriero, Peter Mixter, Mehran Nazari, John Stevens Robling, Jr., Thom Waye and Nicholas Day.
(26)	Consists of (i) 9,816,675 shares of Common Stock, (ii) warrants to purchase 16,597 shares of Common Stock, and (iv) vested options to purchase 267,239 shares of Common Stock.

SCHEDULE III

RESTRICTED STOCK UNITS

Eligible Employee/Eligible Director	Percentage
Lance Addison	283.9%
Mike Brooks	243.7%
Dave Conn	219.2%
Elizabeth Downey	382.0%
Peter Giacalone	307.0%
Jay Heaberlin	880.5%
Mike Hisey	173.5%
Scott Hisey	359.5%
Martin Jones	1306.8%
John Kowalski	523.8%
Ron Lejman	460.5%
Bill Lever	1955.5%
Scott Lochhead	151.8%
Dean MacDonald	56.8%
Peter Marino	26.4%
Kevin McCelland	363.3%
Rich Miller	905.1%
Dave Morris	407.8%
Chris Perkins	261.2%
Kevin Peters	302.8%
Joel Rivas	378.5%
John Robbins	1955.5%
Yvette Shockman	785.6%
Norman Snell	268.4%
Dominic Sorbara	227.0%
Randy Talbot	25.7%
Al Vagnozzi	359.2%
Verne Vetrulli	3348.8%
Mike Williams	785.6%
Jeff Winterbottom	254.9%
Dan Yannantuano	647.4%
Tonya Zanella	25.7%

In exchange for the tender of all Eligible Options in Group 2 you will receive a grant of Restricted Stock Units. The number of Restricted Stock Units subject to your grant will be calculated by multiplying the applicable percentage set forth next to your name by the aggregate number of shares subject to your Eligible Options in Group 2. For example, if the sum of the number of shares subject to your Eligible Options in Group 2 equals 10,000 shares of the Company’s common stock and assuming the percentage set forth next to your name is 250%, you will be entitled to receive a grant of 25,000 Restricted Stock Units.